As filed with the Securities and Exchange Commission on October 30, 2007
Registration Number: 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TAM Capital Inc.	TAM S.A.	TAM Linhas Aéreas S.A.
(Exact name of registrant as specified in its charter)	(Exact name of registrant as specified in its charter)	(Exact name of registrant as specified in its charter)

Not applicable	Not applicable	TAM Airlines S.A.
(Translation of registrant name into English)	(Translation of registrant name into English)	(Translation of registrant name into English)

Cayman Islands	The Federative Republic of Brazil	The Federative Republic of Brazil
(State or other jurisdiction of incorporation or organization)	(State or other jurisdiction of incorporation or organization)	(State or other jurisdiction of incorporation or organization)

4512	4512	4512
(Primary Standard Industrial Classification Code Number)	(Primary Standard Industrial Classification Code Number)	(Primary Standard Industrial Classification Code Number)

Not applicable	Not applicable	Not applicable
(I.R.S. Employer Identification Number)	(I.R.S. Employer Identification Number)	(I.R.S. Employer Identification Number)
Av. Jurandir, 856, Lote 4, 1° andar
04072-000, São Paulo, SP
Federative Republic of Brazil
+ 55 11 5582 8817
(Address, including zip code, and telephone number, including area code, of Registrants’ principal executive offices)
National Corporate Research, Ltd.
225 West 34th Street, Suite 910
New York, New York 10122
+ 1 212 947 7200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to
Sara Hanks
Clifford Chance US LLP
31 West 52nd Street
New York, New York 10019
+1 212 878 8014

          Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☑
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Title of Each Class of Securities to be Registered	Registered(1)	Unit(1)	Price(1)	Registration Fee(1)
Preferred Shares(2)
Debt securities
Guarantees of debt securities
7.375% Senior Guaranteed Notes due 2017
Guarantees of 7.375% Senior Guaranteed Notes due 2017

(1)	An unspecified initial offering price and aggregate number of shares or principal amount of the securities, as applicable, of each identified class is being registered as may from time to time be offered sold at indeterminate prices. In accordance with Rules 456(b) and 457(r), the registrants are deferring payment of all of the registration fee.

(2)	Each American Depositary Share represents one preferred share. American Depositary Shares issuable upon deposit of the preferred shares registered hereby have been registered pursuant to a separate Registration Statement on Form F-6 filed by TAM S.A. on March 2, 2006.

Subject to Completion, dated October 30, 2007

The information in this prospectus is not complete and may be changed. No person may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy securities in any state where an offer or sale is not permitted.

PROSPECTUS
TAM S.A.
American Depositary Shares representing preferred shares
Debt securities and guarantees of debt securities
TAM Linhas Aéreas S.A.
Debt securities and guarantees of debt securities
TAM Capital Inc.
Debt securities
This prospectus relates to the offer and sale from time to time of American Depositary Shares representing preferred shares by TAM S.A., debt securities by TAM S.A., TAM Linhas Aéreas and TAM Capital Inc. and guarantees of debt securities by TAM S.A. and TAM Linhas Areas S.A.
     In addition, holders of our 7.375% Senior Guaranteed Notes of TAM Capital Inc. due 2017, or “2017 notes,” that were issued on April 25, 2007, from time to time may resell the 2017 notes. We shall identify any selling securityholders with respect to the 2017 notes by a supplement to this prospectus, an amendment to the registration statement to which this prospectus relates or by incorporation by reference of future filings with the Commission. We will not receive any proceeds from the sale of our 2017 notes by those selling securityholders.
     When securities are offered using this prospectus, we will provide you with a prospectus supplement describing the specific terms of the specific issue of securities, including:
•	the names of the underwriters or agents, if any, through which we will sell the securities;

•	the proposed amount of securities, if any, which the underwriters will purchase;

•	the compensation, if any, of those underwriters or agents;

•	the initial public offering price of the securities;

•	information about securities exchanges, electronic communications networks or automated quotation systems on which the securities will be listed or traded; and

•	any other material information about the offering and sale of the securities.
     Neither the SEC nor any state securities commission has approved or disapproved these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
     We may, and any selling securityholder may, offer the securities independently or together in any combination for sale directly to purchasers or through underwriters, dealers or agents to be designated at a future date. See “Plan of Distribution.” If any underwriters, dealers or agents are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangements between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.
The date of this prospectus is October 30, 2007

i

ABOUT THIS PROSPECTUS
     This prospectus is part of a shelf registration statement. Under this shelf registration statement, we may sell any combination of American Depositary Shares, debt securities or guarantees of debt securities in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may add, update or change information contained in this prospectus. Before you buy any of our securities, it is important for you to consider the information contained in this prospectus and any prospectus supplement together with additional information described in “Incorporation of Certain Documents By Reference.”
     In this prospectus, unless the context otherwise requires, the terms “TAM,” “we,” “our” and “us” refer to TAM S.A., a sociedade anônima organized under the laws of Brazil, and its consolidated subsidiaries (TAM Linhas Aéreas S.A., or TAM Linhas Aéreas, Transportes Aéreos del Mercosur S.A., or TAM Mercosur, Fidelidade Viagens e Turismo Ltda., or TAM Viagens, and TAM Capital Inc., or TAM Capital).
     TAM Capital Inc. and TAM Linhas Aéreas S.A. are wholly owned subsidiaries of TAM S.A. TAM Capital Inc. and TAM Linhas Aéreas do not, and will not, file separate reports with the SEC.
     The term “ANAC” refers to the National Civil Aviation Agency or Agência Nacional de Aviação Civil, the national aviation agency. The term “Brazil” refers to the Federative Republic of Brazil and the phrase “Brazilian government” refers to the federal government of Brazil (and includes ANAC). The term “Central Bank” refers to the Central Bank of Brazil. The terms “U.S. dollar” and “U.S. dollars” and the symbol “U.S.$” refer to the legal currency of the United States. The terms “real” and “reais” and the symbol “R$” refer to the legal currency of Brazil and the term “centavos” means the 100th part of the real.
CERTAIN INFORMATION RELATING TO THE 2017 NOTES
     Although this prospectus allows for resales of the 2017 notes by their holders, on August 31, 2007 we filed a registration statement on Form F-4 pursuant to which, when effective, we will offer those holders the ability to exchange the 2017 notes for notes that are registered under the Securities Act of 1933, as amended (the “exchange notes”). The exchange notes will be freely transferable. On October 9, 2007 we filed amendment number one to the registration statement on Form F-4 in response to comments made by the staff of the SEC on October 29, 2007 we filed amendment number two the registration statement on Form F-4 in response to further comments made by the staff of the SEC. We anticipate that the registration statement on Form F-4 will be declared effective in the near future and the exchange offer described above will commence shortly thereafter.
AVAILABLE INFORMATION
     We are subject to the periodic reporting and other informational requirements of the Exchange Act of 1934, as amended or the Exchange Act. Accordingly, we are required to file reports and other information with the Securities and Exchange Commission, or SEC.
     You may inspect and copy reports and other information to be filed by us at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549, and at the SEC’s Regional Office located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain copies of these materials upon written request from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges, as well as the charges for mailing copies of the documents we have filed. In addition, the SEC maintains an internet website at http://www.sec.gov, from which you can electronically access these materials. You may also inspect and copy this material at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The SEC allows us to incorporate by reference the information we file with them, which means we can disclose important information by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and some later information that we file with or furnish to the SEC will automatically be deemed to update and supersede this information as provided below. We incorporate by reference the following documents that have been filed or furnished to the SEC:
•	our annual report on Form 20-F for the fiscal year ended December 31, 2006, as filed with the SEC on June 1, 2007 and which we refer to in this prospectus as “our Form 20-F”;

•	our report on Form 6-K furnished to the SEC on July 18, 2007;

•	our report on Form 6-K furnished to the SEC on July 23, 2007; and

•	our report on Form 6-K furnished to the SEC on August 30, 2007.
     We also incorporate by reference in this prospectus all subsequent annual reports filed with the SEC on Form 20-F under the Exchange Act, and those of our reports submitted to the SEC on Form 6-K that we specifically identify in such form as being incorporated by reference in this prospectus, in each case, after the date of this prospectus.
     As you read the documents described above, you may find inconsistencies in information from one document to another. If you find inconsistencies you should rely on the statements made in the most recent document. All information appearing in this prospectus, is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents we have incorporated by reference.
     Upon written or oral request, we will provide to any person, including any beneficial owner, to whom a copy of this prospectus is delivered, at no cost to such person, a copy of any or all of the documents that have been incorporated by reference in this prospectus but not delivered with this prospectus, other than exhibits to such incorporated documents, unless such exhibits are specifically incorporated by reference in such document until the exchange offer is complete. You may make such a request by contacting us at: TAM S.A., Av. Jurandir, 856 – Lote 4, 1° andar, 04072-000 São Paulo, São Paulo, Federative Republic of Brazil, telephone: +55-11-5582-9715, fax: +55-11-5582-8149, email: invest@tam.com.br.

FORWARD-LOOKING STATEMENTS
     This prospectus contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements appear in a number of places in this prospectus and in our Form 20-F, which is incorporated by reference herein, principally in “Item 4. Information on the Company” and “Item 5. Operating and Financial Review and Prospects,” and include statements regarding our intent, belief or current expectations or those of our officers with respect to, among other things, the use of proceeds of the offering, our financing plans, trends affecting our financial condition or results of operations, the impact of competition and future plans and strategies. These statements reflect our views with respect to such matters and are subject to risks, uncertainties and assumptions, including, among other things:
•	economic and political developments in both Brazil and the principal international markets in which we operate;

•	our management’s expectations and estimates as to future financial performance, financial plans and the impact of competition on our business;

•	our level of indebtedness and other payment obligations;

•	our plans relating to investments and capital expenditures;

•	variations in interest rates, inflation and the exchange rate relating to the real (with respect to both potential depreciation and appreciation of the real);

•	existing and future regulations;

•	increases in fuel costs, maintenance costs and insurance premiums;

•	changes in market prices, preferences of consumers and competitive conditions;

•	cyclical and seasonal variations in our results of operations;

•	defects or other mechanical problems in our aircraft;

•	the implementation of our strategies and growth plans;

•	changes in fiscal policy and tax laws; and

•	other risk factors set forth in “Risk Factors,” including the information in “Risk Factors” incorporated by reference in this prospectus.
     The words “believe,” “expect,” “continue,” “understand,” “hope,” “estimate,” “will,” “may,” “might,” “should,” “intend” and other similar expressions are intended to identify forward-looking statements and estimates. Such statements refer only to the date on which they were expressed and we assume no obligation to publicly update or revise any such estimates resulting from new information or any other events. As a result of the inherent risks and uncertainties involved, the forward-looking statements included in this prospectus may not be accurate and our future results of operations and performance may differ materially from those set out for a number of different reasons. No forward-looking statement in this prospectus is a guarantee of future performance and each estimate involves risks and uncertainties.

PROSPECTUS SUMMARY
     This summary highlights some important information about our business and this offering. Because it is a summary, it does not contain all of the information you should consider before investing in our securities. Before making your investment decision, you should carefully read:
•	this entire prospectus, which explains the general terms of the securities we may offer and the specific terms of the 2017 notes that holders of those notes may offer for resale;

•	the accompanying prospectus supplement, which (i) explains the specific terms of the particular offering and (ii) updates and changes information in this prospectus;

•	the documents referred to above in “Incorporation of Certain Documents by Reference”; and

•	the documents referred to below in “Additional Information.”
Overview
     We provide scheduled air transportation in both the domestic market and the international market through our operating subsidiaries TAM Linhas Aéreas and TAM Mercosur. According to data provided by ANAC, we are the leading airline in the domestic market, with a 49.1% share of this market in December 2006 and a 46.1% share in December 2005, measured in revenue passenger kilometers (or RPKs, being the product of multiplying the number of paying passengers transported by the number of kilometers flown by such passengers). We offer flights throughout Brazil, serving the largest number of destinations in Brazil of all Brazilian airlines, and operate scheduled passenger and cargo air transport routes to 48 cities, in addition to an additional 26 domestic destinations that we serve through regional alliances with other airlines. We also directly serve 11 international destinations and provide connections to other destinations through commercial agreements with American Airlines, Air France-KLM and certain other airlines. We offer convenience to our passengers by offering frequent and direct flights to and from all major domestic airports at competitive prices. We carried approximately 18.2 million passengers on domestic flights and approximately 1.8 million passengers on international flights in 2005. In 2006 we carried approximately 22.9 million passengers on domestic flights and approximately 2.6 million passengers on international flights. In December 2005, we averaged 636 take-offs per day and in December 2006 we averaged 702 take-offs per day, representing an increase of 10.4%. In order to meet domestic demand, we primarily cater to the business market but also operate in the leisure and cargo markets, which complement our primary operations and allow us to maximize the use of our aircraft.
     At December 31, 2006, we operated with a fleet of 95 leased aircraft, consisting primarily of Airbus models A330, A320 and A319, and we had 13,195 employees.
     Since our incorporation 30 years ago, we believe that we have demonstrated a history of sustained growth and a proven ability to adapt to the various stages through which the civil aviation industry in Brazil and around the world have passed. We believe that Brazil is currently the fifth largest domestic aviation market in the world and has one of the busiest shuttle services in the world (São Paulo—Rio de Janeiro). In the past four years, we believe that our rate of growth has been significantly higher than that of our competitors in the domestic market, as indicated by the data in the following graph:
Growth rate (Index 2002)
     We believe that we have a strong corporate culture, embedded by our founder Captain Rolim Adolfo Amaro, that permeates all levels of our company and continues to guide the day-to-day activities of our management. In order to ensure that we act in accordance with best practices and provide value-added service to our passengers, we seek to embed our culture in the training provided to new employees and believe that all of our staff are products of this practice. We strive to meet the highest international standards for safety and, in 2007, became the only Brazilian airline to receive the IOSA (IATA Operational Safety Audit) registration, widely recognized as a global standard for airline operational safety management. Our mission is to be the best, most profitable airline in Latin America, with a reputation for operational, managerial and ethical excellence, and we consistently transmit this mission statement to our employees.
     We are a holding company whose principal shareholder is TAM—Empreendimentos e Participações S.A., or TEP, a company controlled by the Amaro family. At the date of this prospectus, TEP holds 84.56% of our common shares. Accordingly the Amaro family has a significant degree of control over our business and any significant transactions we may undertake.
     Our headquarters are located at Avenida Jurandir, 856, Lote 4, 1o andar, CEP 04072-000, São Paulo, SP, Brazil. The telephone number of our Investor Relations Department is +55 11 5582-9715 and the e-mail address of our Investor Relations Department is invest@tam.com.br.

RISK FACTORS
     Before you invest in our securities, you should carefully consider the risks involved. Accordingly, your should carefully consider:
•	the information contained in or incorporated by reference into this prospectus,

•	the information contained in or incorporated by reference into any prospectus supplement relating to specific offerings of securities,

•	the risks described in our Annual Report on Form 20-F for our most recent fiscal year and in any Current Report on Form 6-K, which we have filed since our most recent Annual Report on Form 20-F and which is incorporated by reference into this prospectus, and

•	other risks and other information that may be contained in, or incorporated by reference from other filings we make with the SEC, including in any prospectus supplement relating to specific offerings of securities.
     The discussion of risks related to our business contained in or incorporated by reference into this prospectus or into any prospectus supplement are those significant risks, then known and specific to us, that we believe are relevant to an investment in our securities. If any of these risks materialize, our business, financial condition or results of operations could suffer, the price of our securities could decline and you could lose part or all of your investment.
     You should consider, among other things, the risk factors with respect to our company, Brazil and to the securities not normally associated with investing in securities issued by companies in the United States or in countries with similarly developed capital markets, including those set forth in our Form 20–F. See “Item 3.D—Risk Factors” in our Form 20-F which is incorporated herein by reference.

CAPITALIZATION
     The following table sets forth our consolidated short-term and long-term indebtedness, shareholders’ equity and total capitalization at June 30, 2007. The information set forth in the table below is derived from our unaudited consolidated financial statements at June 30, 2007, prepared in accordance with Brazilian GAAP. The table below contains translations of the real amounts, before rounding, into U.S. dollars. These translations were made at the rate of R$1.93 to U.S.$1.00, which was the U.S. dollar selling rate at June 30, 2007 published by the Central Bank on its electronic information system, SISBACEN, using transaction code PTAX 800, option 5.
     There has been no material change to our consolidated capitalization, prepared in accordance with Brazilian GAAP, since June 30, 2007.

	At June 30, 2007
	(In R$ millions)	(In U.S.$ millions)
Short-term debt (accumulated interest and current portion of long-term debt)
Loans and financing
Secured	280	145
Unsecured	27	14
Finance lease and operating lease liabilities
Secured	69	36
Unsecured	—	—
Reorganization of Fokker 100 fleet
Secured	8	4
Unsecured	—	—
Debentures
Secured	49	25
Unsecured	—	—

Total short-term debt	440	228

Long-term debt
Loans and financing
Secured	491	254
Unsecured	81	42
Finance lease and operating lease liabilities
Secured	69	36
Unsecured	—	—
Reorganization of Fokker 100 fleet
Secured	51	26
Unsecured	—	—
Debentures
Secured	500	259
Unsecured	—	—
Senior Notes
Secured	—	—
Unsecured	579	300

Total long-term debt	1,771	917

Shareholders’ equity	1,473	763

Total capitalization(1)	3,244	1,908

(1)	Total capitalization represents the sum of long-term debt and shareholders’ equity. Short-term debt is not included in capitalization.

RATIO OF EARNINGS TO FIXED CHARGES

	At December 31,									At June 30,
Brazilian GAAP	2002	2003		2004		2005		2006		2007
	(In millions of reais, except otherwise stated)
Earnings(1):
Income before income taxes	(871)	235		498		296		853		50
Fixed charges	324	389		274		299		355		154
Total earnings	(547)	624		772		595		1,208		204
Fixed charges(2):
Interest costs(3)	133	173		57		90		115		15
Estimated interest within operating lease expenses(4)	191	216		217		209		240		139
Total fixed charges	324	389		274		299		355		154
Ratio of earnings to combined fixed charges(5)(6)		1.60	x	2.82	x	1.99	x	3.40	x	1.32	x

	At December 31,									At June 30,
U.S. GAAP	2002	2003		2004		2005		2006		2007
	(In millions of reais, except otherwise stated)
Earnings(1):
Income before income taxes	(1,651)	957		630		644		1,242		323
Fixed charges	353	406		294		329		394		258
Total earnings	(1,298)	1,363		924		973		1,636		581
Fixed charges(2):
Interest costs(3)	236	284		187		229		267		178
Estimated interest within operating lease expenses(4)	117	122		107		100		127		80
Total fixed charges	353	406		294		329		394		258
Ratio of earnings to combined fixed charges(5)(6)		3.36	x	3.14	x	2.96	x	4.15	x	2.25	x

(1)	Total earnings is the sum of our income before income taxes and our fixed charges, as defined below.

(2)	Fixed charges is the sum of our interest expenses and our estimated interest within operating lease expenses.

(3)	Relates to interest costs on continuing operations.

(4)	Represents one-third of our operating lease expenses, which is a reasonable approximation of the interest factor included within operating lease expenses.

(5)	Ratio of earnings to combined fixed charges is calculated by dividing total earnings by total fixed changes.

(6)	Due to the loss incurred in 2002, earnings were insufficient to achieve ratio coverage of one- to-one. The amount of earnings required to attain a ratio of one-to-one would be R$871 million (U.S.$451 million) and R$1,651 million (U.S.$855 million), under Brazilian GAAP and U.S. GAAP respectively. In each case, the U.S. dollar figures are based on translations into U.S. dollars at the rate of R$1.93 to U.S.$1.00, which was the U.S. dollar selling rate at June 30, 2007 published by the Central Bank on its electronic information system, SISBACEN, using transaction code PTAX 800, option 5.

USE OF PROCEEDS
     Except as may be set forth in a particular prospectus supplement, we currently anticipate that we will use the net proceeds from sales of securities for fleet renewal and expansion and general corporate purposes.
     We will receive no proceeds from the resale of the 2017 notes. The resale of the 2017 notes will not result in any change in our aggregate indebtedness. The net proceeds from the 2017 notes was approximately U.S.$292,400,000 (after deducting fees, discounts and other expenses). Those proceeds were used primarily for fleet renewal and expansion, with the remainder being used for general corporate purposes.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES WE MAY OFFER
     For a description of our American Depositary Shares, see “Description of American Depositary Shares” in our final prospectus filed pursuant to Rule 424(b)(1) of the Securities Act on March 10, 2006 with respect to the Registration Statement on F-1 (File No. 333-131938). See “Incorporation of Certain Documents by Reference.”

GENERAL DESCRIPTION OF DEBT SECURITIES AND GUARANTEES WE MAY OFFER
     The following description of the terms of the debt securities and guarantees we may offer sets forth certain general terms and provisions of any securities and guarantees to which any prospectus supplement may relate. Particular terms of securities and guarantees offered by any prospectus supplement and the extent, if any, to which these general terms and provisions shall apply to any securities so offered will be described in the prospectus supplement relating to the applicable securities. The applicable prospectus supplement may also state that any of the terms set forth in this description are inapplicable to such securities. This description does not purport to be complete.
     This section does not describe the terms of the 2017 notes. Please see “Description of the 2017 notes” below.
General
     As required by U.S. federal law for debt securities of companies that are publicly offered, each series of debt securities will be governed by a document called an indenture. The material terms of any indenture governing a series of debt securities will be described in the applicable prospectus supplement. The indentures will be qualified under the Trust Indenture Act and filed as exhibits to our registration statement. See “Available Information” for information on how to obtain a copy.
     In addition to the issuer of the debt securities, a trustee will also be a party to each indenture. The trustee has two main roles:
•	first, it can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, which will be described in the applicable prospectus supplement; and

•	second, the trustee performs administrative duties for us, such as sending you interest payments, transferring your debt securities to a new buyer if you sell and sending you notices.
     We will describe in any applicable prospectus supplement the terms relating to a series of debt securities, including:
•	the title;

•	any limit on the amount that may be issued;

•	whether or not we will issue the series of debt securities in global form;

•	whether or not the series of debt securities will be convertible or exchangeable for our common stock or other securities as described below;

•	the material terms of the indenture and who the trustee will be;

•	the maturity date;

•	the annual interest rate, which may be fixed or floating, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt securities;

•	the terms of the subordination of any series of subordinated debt securities;

•	the place where payments will be payable;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•	the date, if any, after which, and the price at which, we may, at our option, redeem the series of notes pursuant to any optional redemption provisions;

•	the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of notes;

•	whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves;

•	whether we will be restricted from incurring any additional indebtedness;

•	a discussion on any material or special United States federal income tax considerations applicable to the debt securities;

•	if other than U.S. dollars, the currency in which the debt securities of the series will be denominated or in which the principal of or any premium or interest on the debt securities of the series will be payable;

•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof, and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities.
Fixed rate debt securities
     Fixed rate debt securities typically bear interest at a fixed rate. However, fixed rate debt securities include zero coupon notes, which bear no interest and are instead issued at a price lower than the principal amount. Any interest will be paid on fixed rate debt securities on dates specified in the applicable prospectus supplement.
Floating rate debt securities
     Floating rate debt securities provide an interest rate determined, and adjusted periodically, by reference to any of the following interest rate bases or formulae: Commercial Paper Rate, LIBOR, EURIBOR, Prime Rate, Treasury Rate, CD Rate, CMT Rate, CMS Rate, Federal Funds Rate or any other rate specified in any applicable prospectus supplement. Interest will be paid on floating rate debt securities on dates determined at the time of issuance and as specified in any applicable prospectus supplement.
Conversion or Exchange of Debt Securities
     If any debt securities are issued that may be converted or exchanged into our common stock or other securities, the applicable prospectus supplement will also describe the terms on which the debt securities may be converted or exchanged. These terms will include whether the conversion or exchange is mandatory, is at our option or is at the option of the holder. The applicable prospectus supplement will also describe how the number of shares of common stock or other securities or property to be received will be calculated.

Mandatory conversion or exchange
     At maturity, if any, or another time described in the applicable prospectus supplement, the holder of a mandatorily convertible or exchangeable debt security must exchange the security for the underlying security or securities at a specified rate of conversion or exchange. Therefore, depending upon the value of the underlying securities at maturity, if any, or such other time, the holder of a mandatorily convertible or exchangeable debt security may receive less than the principal amount of the debt security. If so indicated in the applicable prospectus supplement, the specified rate at which a mandatorily convertible or exchangeable debt security may be converted or exchanged may vary depending on the value of the underlying securities so that, upon conversion or exchange, the holder participates in a percentage, which may be less than, equal to, or greater than 100% of, the change in value of the underlying securities. Mandatorily convertible or exchangeable debt securities may include securities where we have the right, but not the obligation, to require holders of the debt securities to exchange their debt securities for the underlying securities.
Optional conversion or exchange
     The holder of an optionally convertible or exchangeable debt security may, during a period, or at a specific time or times, convert or exchange the debt security for the underlying securities at a specified rate of conversion or exchange as set forth in the applicable prospectus supplement. If specified in the applicable prospectus supplement, we will have the option to redeem the optionally convertible or exchangeable note prior to maturity, if any. If the holder of an optionally convertible or exchangeable debt security does not elect to exchange the security prior to maturity, if any, or any applicable redemption date, the holder will receive the principal amount of the security plus any accrued interest at maturity, if any, or upon redemption.
Payments upon conversion or exchange
     The applicable prospectus supplement will specify whether upon conversion or exchange, at maturity, if any, or otherwise, the holder of a convertible or exchangeable security may receive, at the specified exchange rate, either the underlying securities or the cash value of the underlying securities or a combination of both. The convertible or exchangeable debt securities may or may not provide for protection against fluctuations in the exchange rate between the currency in which that security is denominated and the currency or currencies in which the market prices of the underlying security or securities are quoted.
Other terms
     Convertible or exchangeable debt securities may have other terms, which will be specified in the applicable pricing supplement or product supplement.
Guarantees
     One or more of the registrants may guarantee the payment of the principal and interest, if any, on the debt securities issued (including any additional amounts which may be payable by the issuer of the debt securities in respect of its debt securities) as described in the applicable prospectus supplement.
     Additional information about the guarantees, if any, will be described in the applicable prospectus supplement.
Consolidation, Merger or Sale
     The indentures do not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets must assume all of our obligations under the indentures or the debt securities, as appropriate.

Events of Default under the Indenture
     The following are events of default under the indentures with respect to any series of debt securities that we may issue:
•	if we fail to pay interest when due and our failure continues for 90 days and the time for payment has not been extended or deferred;

•	if we fail to pay the principal, or premium, if any, when due and the time for payment has not been extended or delayed;

•	if we fail to observe or perform any other covenant contained in the notes or the indentures, other than a covenant specifically relating to another series of notes, and our failure continues for 90 days after we receive notice from the trustee or holders of at least 25% in aggregate principal amount of the outstanding notes of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur to us.
     If an event of default with respect to debt securities of any series occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, on and accrued interest, if any, on the debt securities due and payable immediately.
     The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indentures. Any waiver shall cure the default or event of default.
     Subject to the terms of the indentures, if an event of default under the indenture shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indentures at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series, provided that:
•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•	subject to its duties under the Trust Indenture Act, the trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.
     A holder of the debt securities of any series will only have the right to institute a proceeding under the applicable indenture or to appoint a receiver or trustee, or to seek other remedies, if:
•	the holder has given written notice to the trustee of a continuing event of default with respect to that series;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt security of that series have made written request, and such holders have offered reasonable indemnity to the trustee to institute the proceeding as trustee; and

•	the trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 60 days after the notice, request and offer.

     These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.
     We will periodically file statements with the trustee regarding our compliance with specified covenants in the indenture.
Modification of Indenture; Waiver
     We and the trustee may change an indenture without the consent of any holders with respect to specific matters, including:
•	to fix any ambiguity, defect or inconsistency in the indenture; and

•	to change anything that does not materially adversely affect the interests of any holder of debt securities of any series.
     In addition, under the indenture, the rights of holders of a series of debt securities may be changed by us and the trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, we and the trustee may only make the following changes with the consent of each holder of any outstanding debt securities affected:
•	extending the fixed maturity of the series of the debt securities;

•	reducing the principal amount, reducing the rate of interest, or reducing any premium payable upon the redemption of any debt securities; or

•	reducing the minimum percentage of debt securities, the holders of which are required to consent to any amendment.
Discharge
     The indenture provides that we may elect to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:
•	register the transfer or exchange of debt securities of the series;

•	replace stolen, lost or mutilated debt securities of the series;

•	maintain paying agencies;

•	hold monies for payment in trust;

•	compensate and indemnify the trustee; and

•	appoint any successor trustee.
     In order to exercise our rights to be discharged, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.
Form, Exchange and Transfer
     We will issue the debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depository named by us and identified in a prospectus supplement with respect to that series.
     At the option of the holder, subject to the terms of the applicable indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the securities for other securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.
     Subject to the terms of the applicable indenture and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the notes for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will not require any payment for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.
     We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the notes of each series.
     If we elect to redeem the debt securities of any series, we will not be required to:
•	issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.
Information concerning the trustee
     The trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the trustee is under no obligation to exercise any of the powers given it by the relevant indenture at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.
Payment and Paying Agents
     Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest payment.
     We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check which we will mail to the holder. Unless we otherwise indicate in a prospectus supplement, we will designate the corporate trust office of the trustee in New York City as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.
     All money we pay to a paying agent or the trustee for the payment of the principal of or any premium or interest on any debt securities which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.
Governing Law
     The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF THE 2017 NOTES
     The 2017 notes were issued pursuant to an indenture, dated as of April 25, 2007 (the “2017 notes indenture”), among TAM Capital Inc., TAM S.A. and TAM Linhas Aéreas S.A., each as guarantors, or the Guarantors, and The Bank of New York, as trustee (which term includes any successor as trustee under the indenture), transfer agent, registrar and principal paying agent. A copy of the 2017 notes indenture, including the form of the 2017 notes, is available for inspection during normal business hours at the office of the trustee set forth under “Additional Information.” The trustee or any other paying agent will also act as transfer agent and registrar in the event that TAM Capital Inc. issues certificates for the 2017 notes in definitive registered form.
     This description of the 2017 notes is a summary of the material provisions of the 2017 notes and the 2017 notes indenture. You should refer to the 2017 notes indenture for a complete description of the terms and conditions of the 2017 notes and the 2017 notes indenture, including the obligations of TAM Capital Inc. and the Guarantors and your rights.
     You will find the definitions of capitalized terms used in this section under “—Certain Definitions.”
General
     The 2017 notes:
•	are senior unsecured obligations of TAM Capital Inc.;

•	are initially limited to an aggregate principal amount of U.S.$300,000,000;

•	will mature on April 25, 2017, and be payable in an amount equal to the aggregate principal amount of the 2017 Notes then outstanding plus accrued and unpaid interest to that date;

•	are issued in denominations of U.S.$100,000 and integral multiples of U.S.$1,000 in excess thereof; and

•	are represented by one or more registered securities in global form and may be exchanged for registered securities in definitive form only in limited circumstances.
     Interest on the 2017 Notes:
•	accrues at the rate of 7.375% per annum;

•	accrues from April 25, 2007;

•	is payable in cash semi-annually in arrears on April 25 and October 25 of each year, commencing on October 25, 2007;

•	is payable to the holders of record on April 10 and October 10 immediately preceding the related interest payment dates; and

•	is computed on the basis of a 360-day year comprised of twelve 30-day months.
     Principal of, and interest and any additional amounts on, the 2017 notes are payable, and the transfer of 2017 notes are registrable, at the office of the trustee, and at the offices of the paying agents and transfer agents, respectively. For so long as the 2017 notes are listed on the Euro MTF market of the Luxembourg Stock Exchange and the rules of that stock exchange will so require, TAM Capital Inc. will also maintain a paying agent and transfer agent in Luxembourg.

     The 2017 notes indenture does not limit the amount of debt or other obligations that may be incurred by TAM Capital Inc. or the Guarantors or any of their present or future Subsidiaries. The 2017 notes indenture does not contain any restrictive covenants or other provisions designed to protect holders of the 2017 notes in the event TAM Capital Inc. or the Guarantors or any of their present or future Subsidiaries participate in a highly leveraged transaction.
Further Issuances
     The Issuer is entitled, without the consent of the holders, to issue additional 2017 notes under the 2017 notes indenture on the same terms and conditions as the 2017 notes being offered hereby in an unlimited aggregate principal amount. The 2017 notes and the additional 2017 notes, if any, will be treated as a single class for all purposes of the 2017 notes indenture, including waivers and amendments. Unless the context otherwise requires, for all purposes of the 2017 notes indenture and this “Description of the 2017 notes,” references to the 2017 notes include any additional 2017 notes actually issued.
     Holders of the 2017 notes should be aware that additional 2017 notes that are treated as the same series for non-U.S. federal income tax purposes as the 2017 notes initially issued in this offering may be treated as separate issues for U.S. federal income tax purposes. Such additional 2017 notes, depending on the facts, could be considered to be issued with original issue discount for U.S. federal income tax purposes (OID). If purchasers of 2017 notes are not able to differentiate between 2017 notes sold as a part of the issuance of additional 2017 notes and previously issued 2017 notes, purchasers of the original series of 2017 notes after the issue date of such additional 2017 notes may be required to accrue OID for U.S federal income tax purposes with respect to their 2017 notes. This may affect the market value of outstanding 2017 notes at the time of an additional issuance.
Ranking
     The 2017 notes and the guarantees are unsecured, unsubordinated obligations of each of TAM Capital Inc. and the Guarantors, ranking equally with all of their other respective unsubordinated obligations. However, the 2017 notes will effectively rank junior to all secured debt of TAM Capital Inc. and the Guarantors to the extent of the value of the assets securing that debt.
Guarantees
     The Guarantors are unconditionally guaranteeing, jointly and severally, on an unsecured basis, all of the obligations of TAM Capital Inc. pursuant to the 2017 notes, which we refer to as the guarantees. So long as any of the 2017 notes remain outstanding (as defined in the 2017 notes indenture), TAM S.A. shall continue to own directly or indirectly 100% of the outstanding share capital of TAM Capital Inc..
     The guarantees are limited to the maximum amount that would not render the Guarantors’ respective obligations subject to avoidance under applicable fraudulent conveyance laws. By virtue of this limitation, the Guarantors’ respective obligations under the guarantees could be significantly less than amounts payable with respect to the 2017 Notes, or the Guarantors may have effectively no obligation under the guarantees.
     None of the Guarantors’ existing or future Subsidiaries (other than TAM Linhas Aéreas S.A. in the case of TAM S.A.) is guaranteeing the 2017 notes. Claims of creditors of such non-guarantor Subsidiaries, including trade creditors, employees and creditors holding indebtedness or guarantees issued by such non-guarantor Subsidiaries, and claims of preferred stockholders of such non-guarantor Subsidiaries generally will have priority with respect to the assets and earnings of such non-guarantor Subsidiaries over the claims of the Guarantors creditors, including holders of the 2017 notes. Accordingly, the 2017 notes are effectively subordinated to creditors (including trade creditors and employees) and preferred stockholders, if any, of the Guarantors’ existing or future non-guarantor Subsidiaries. The 2017 notes indenture does not require any of the Guarantors’ existing or future Subsidiaries (other than TAM Linhas Aéreas S.A. in the case of TAM S.A.) to guarantee the 2017 notes, and it does not restrict any of the Guarantors from disposing of its assets to a third party or a Subsidiary that is not guaranteeing the 2017 notes.

     Under Brazilian law, as a general rule, holders of the 2017 notes will not have any claim whatsoever against any non-guarantor Subsidiaries of the Guarantors.
     The guarantees will terminate upon defeasance or repayment of the 2017 notes, as described under the caption “—Defeasance.”
Redemption
     The 2017 notes will not be redeemable, except as described below. Any optional or tax redemption may require the prior approval of the Central Bank of Brazil.
Optional Redemption
     The 2017 notes are redeemable, at the option of TAM Capital Inc., in whole or in part, on any interest payment date (the “Redemption Date”), at a redemption price equal to the greater of (1) 100% of the principal amount of the 2017 notes to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on such 2017 notes (exclusive of interest accrued on the Redemption Date) discounted to the Redemption Date on a semi-annual basis (assuming 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 50 basis points, plus, in either case, accrued and unpaid interest and additional amounts, if any, on the principal amount being redeemed to such Redemption Date.
     “Comparable Treasury Issue” means the U.S. Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the 2017 notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such 2017 notes.
     “Comparable Treasury Price” means with respect to any Redemption Date for 2017 notes, the average of two Reference Treasury Dealer Quotations for such Redemption Date.
     “Quotation Agent” means the Reference Treasury Dealer appointed by us.
     “Reference Treasury Dealer” means each of Citigroup Global Markets Inc. and UBS Securities LLC and their respective successors; provided, however, that if either of the foregoing shall cease to be a primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute therefore another Primary Treasury Dealer.
     “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.
     “Treasury Rate” means, with respect to any Redemption Date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.l5 (519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the maturity date of the 2017 notes to be redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined, and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date. The Treasury Rate is calculated on the third business day preceding the Redemption Date.

     The Issuer will provide not less than 30 nor more than 60 days’ notice mailed to each registered holder of the 2017 notes to be redeemed, in accordance with the provisions described under “—Notices” below. If the redemption notice is given and funds deposited as required, then interest will cease to accrue on and after the Redemption Date on the 2017 notes or portions of such 2017 notes called for redemption. In the event that any Redemption Date is not a business day, TAM Capital Inc. will pay the redemption price on the next business day without any interest or other payment due to the delay. A redemption may be subject to one or more conditions precedent, which shall be stated in the redemption notice. If less than all of the outstanding 2017 notes are to be redeemed, the trustee will select the 2017 notes to be redeemed in principal amounts of U.S.$100,000 and integral multiples of U.S.$1,000 in excess thereof. In this case, the trustee may select the 2017 notes by lot, pro rata or by any other method the trustee considers fair and appropriate.
Tax Redemption
     If as a result of any change in or amendment to the laws (or any rules or regulations thereunder) of a Taxing Jurisdiction (as defined below under “—Additional Amounts”), or any amendment to or change in an official interpretation, administration or application of such laws, any treaties, rules, or related agreements to which the Taxing Jurisdiction is a party or regulations (including a holding by a court of competent jurisdiction), which change or amendment becomes effective or, in the case of a change in official position, is announced on or after the issue date of the 2017 notes or on or after the date a successor to TAM Capital Inc. assumes the obligations under the 2017 notes, (i) TAM Capital Inc. or any successor to TAM Capital Inc. has or will become obligated to pay additional amounts as described below under “—Additional Amounts” or (ii) either of the Guarantors or any successor to the Guarantor has or will become obligated to pay additional amounts as described below under “—Additional Amounts” in excess of the additional amounts either such Guarantor or any such successor to the Guarantor would be obligated to pay if payments were subject to withholding or deduction at a rate of 15% or at a rate of 25% in the case that the holder of the 2017 notes is resident in a tax haven jurisdiction for Brazilian tax purposes (i.e., a country that does not impose any income tax or that imposes it at a maximum rate lower than 20% or where the laws impose restrictions on the disclosure of ownership composition or securities ownership) (the “Minimum Withholding Level”), as a result of the taxes, duties, assessments and other governmental charges described above, TAM Capital Inc. or any successor to TAM Capital Inc. may, at its option, redeem all, but not less than all, of the 2017 notes, at a redemption price equal to 100% of their principal amount, together with accrued and unpaid interest to the date fixed for redemption, upon publication of irrevocable notice not less than 30 days nor more than 60 days prior to the date fixed for redemption. No notice of such redemption may be given earlier than 60 days prior to the earliest date on which either (x) TAM Capital Inc. or successor to TAM Capital Inc. would, but for such redemption, become obligated to pay any additional amounts, or (y) in the case of payments made under the Guarantees, either Guarantor or any successor to the Guarantor would, but for such redemption, be obligated to pay the additional amounts above the Minimum Withholding Level. For the avoidance of doubt, TAM Capital Inc. or any successor to TAM Capital Inc. shall not have the right to so redeem the 2017 notes unless (a) it is obligated to pay additional amounts or (b) either Guarantor or any successor to the Guarantor is obliged to pay additional amounts which in the aggregate amount exceed the additional amounts payable at the Minimum Withholding Level. Notwithstanding the foregoing, TAM Capital Inc. or any such successor shall not have the right to so redeem the 2017 notes unless it has taken reasonable measures to avoid the obligation to pay additional amounts. For the avoidance of doubt, reasonable measures do not include changing the jurisdiction of incorporation of TAM Capital Inc. or any successor to TAM Capital Inc. or the jurisdiction of incorporation of a Guarantor or any successor to the Guarantor.
     In the event that TAM Capital Inc. or any successor to TAM Capital Inc. elects to so redeem the 2017 notes, it will deliver to the trustee: (1) a certificate, signed in the name of TAM Capital Inc. or any successor to TAM Capital Inc. by any two of its executive officers or by its attorney in fact in accordance with its bylaws, stating that TAM Capital Inc. or any successor to TAM Capital Inc. is entitled to redeem the 2017 notes pursuant to their terms and setting forth a statement of facts showing that the condition or conditions precedent to the right of TAM Capital Inc. or any successor to TAM Capital Inc. to so redeem have occurred or been satisfied; and (2) an opinion of counsel, who is reasonably acceptable to the trustee, to the effect that (i) TAM Capital Inc. or any successor to TAM Capital Inc. has or will become obligated to pay additional amounts or either Guarantor or any successor to the Guarantor has or will become obligated to pay additional amounts in excess of the additional amounts payable at the Minimum Withholding Level, (ii) such obligation is the result of a change in or amendment to the laws (or any rules or regulations thereunder) of a Taxing Jurisdiction, as described above, (iii) TAM Capital Inc. or any successor to TAM Capital Inc., or either Guarantor or any successor to the Guarantor, as the case may be, cannot avoid payment of such additional amounts by taking reasonable measures available to it and (iv) that all governmental requirements necessary for TAM Capital Inc. or any successor to TAM Capital Inc. to effect the redemption have been complied with.
Open Market Purchases
     The Issuer or its affiliates may at any time purchase 2017 notes in the open market or otherwise at any price. Any such purchased 2017 notes will not be resold, except in compliance with applicable requirements or exemptions under the relevant securities laws.
Payments
     The Issuer makes all payments on the 2017 notes exclusively in such coin or currency of the United States as at the time of payment is legal tender for the payment of public and private debts.
     The Issuer will make payments of principal and interest on the 2017 notes to the principal paying agent, which will pass such funds to the trustee and the other paying agents or to the holders.
     The Issuer will make payments of principal upon surrender of the relevant 2017 notes at the specified office of the trustee or any of the paying agents. The Issuer will pay principal on the 2017 notes to the persons in whose name the 2017 notes are registered at the close of business on the 15th day before the due date for payment. Payments of principal and interest in respect of each exchange note are made by the paying agents by U.S. dollar check drawn on a bank in New York City and mailed to the holder of such exchange note at its registered address. Upon application by the holder to the specified office of any paying agent not less than 15 days before the due date for any payment in respect of an exchange note, such payment may be made by transfer to a U.S. dollar account maintained by the payee with a bank in New York City.
     Under the terms of the 2017 notes indenture, payment by TAM Capital Inc. or the Guarantors of any amount payable under the 2017 notes or the guarantees, as the case may be, on the due date thereof to the principal paying agent in accordance with the 2017 notes indenture will satisfy the obligation of TAM Capital Inc., or the Guarantors, as the case may be, to make such payment; provided, however, that the liability of the principal paying agent shall not exceed any amounts paid to it by TAM Capital Inc. or the Guarantors, as the case may be, or held by it, on behalf of the holders under the 2017 notes indenture.
     All payments are subject in all cases to any applicable tax or other laws and regulations, but without prejudice to the provisions of “—Additional Amounts.” No commissions or expenses are charged to the holders in respect of such payments.
     Subject to applicable law, the trustee and the paying agents will pay to TAM Capital Inc. upon request any monies held by them for the payment of principal or interest that remains unclaimed for two years, and, thereafter, holders entitled to such monies must look to TAM Capital Inc. for payment as general creditors. After the return of such monies by the trustee or the paying agents to TAM Capital Inc., neither the trustee nor the paying agents shall be liable to the holders in respect of such monies.
Listing
     The Issuer will use commercially reasonable efforts to cause the 2017 notes to be listed on the Euro MTF market of the Luxembourg Stock Exchange and to remain so listed so long as TAM Capital Inc. and the Guarantors do not reasonably believe that doing so would impose burdensome financial reporting or other requirements, or costs relating thereto.

Form, Denomination and Title
     The 2017 notes are in registered form without coupons attached in amounts of U.S.$100,000 and integral multiples of U.S.$1,000 in excess thereof.
     The 2017 notes are represented by one or more permanent global notes in fully registered form without coupons deposited with a custodian for and registered in the name of a nominee of DTC. 2017 notes represented by the global notes will trade in DTC’s Same-Day Funds Settlement System, and secondary market trading activity in such securities will therefore settle in immediately available funds. There can be no assurance as to the effect, if any, of settlements in immediately available funds on trading activity in the securities. Beneficial interests in the global notes are shown on, and transfers thereof are effected only through, records maintained by DTC and its direct and indirect participants, including Euroclear and Clearstream, Luxembourg. Except in certain limited circumstances, definitive registered securities will not be issued in exchange for beneficial interests in the global notes.
     Title to the 2017 notes will pass by registration in the register. The holder of any exchange note will (except as otherwise required by law) be treated as its absolute owner for all purposes (whether or not it is overdue and regardless of any notice of ownership, trust or any interest in it, writing on, or theft or loss of, the definitive security issued in respect of it) and no person is liable for so treating the holder.
Transfer of 2017 notes
     2017 notes may be transferred in whole or in part in an authorized denomination upon the surrender of the note to be transferred, together with the form of transfer endorsed on it duly completed and executed, at the specified office of the registrar or the specified office of any transfer agent. Each new security to be issued upon exchange of securities or transfer of securities will, within three business days of the receipt of a request for exchange or form of transfer, be mailed at the risk of the holder entitled to the security to such address as may be specified in such request or form of transfer.
     Transfer of beneficial interests in the global notes is effected only through records maintained by DTC and its participants.
     Transfer is effected without charge by or on behalf of TAM Capital Inc., the registrar or the transfer agents, but upon payment, or the giving of such indemnity as the registrar or the relevant transfer agent may require, in respect of any tax or other governmental charges which may be imposed in relation to it. The Issuer is not required to transfer or exchange any security selected for redemption.
     No holder may require the transfer of a security to be registered during the period of 15 days ending on the due date for any payment of principal or interest on that security.
Additional Amounts
     All payments by TAM Capital Inc. in respect of the 2017 notes or the Guarantors in respect of the guarantees are made free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties, assessments, or other governmental charges of whatever nature imposed or levied by or on behalf of the Cayman Islands or Brazil, or any authority therein or thereof or any other jurisdiction in which TAM Capital Inc. or Guarantors are organized, doing business or otherwise subject to the power to tax (any of the aforementioned being a “Taxing Jurisdiction”), unless TAM Capital Inc. or the Guarantors are compelled by law to deduct or withhold such taxes, duties, assessments, or governmental charges. In such event, TAM Capital Inc. or the Guarantors, as applicable, will make such deduction or withholding, make payment of the amount so withheld to the appropriate governmental authority and pay such additional amounts as may be necessary to ensure that the net amounts receivable by holders of 2017 notes after such withholding or deduction shall equal the respective amounts of principal and interest which would have been receivable in respect of the 2017 notes in the absence of such withholding or deduction. Notwithstanding the foregoing, no such additional amounts shall be payable:

•	to, or to a third party on behalf of, a holder who is liable for such taxes, duties, assessments or governmental charges in respect of such exchange note by reason of the existence of any present or former connection between such holder (or between a fiduciary, settlor, beneficiary, member or shareholder of such holder, if such holder is an estate, a trust, a partnership, or a corporation) and the relevant Taxing Jurisdiction, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member or shareholder) being or having been a citizen or resident thereof or being or having been engaged in a trade or business or present therein or having, or having had, a permanent establishment therein, other than the mere holding of the exchange note or enforcement of rights under the 2017 notes indenture and the receipt of payments with respect to the exchange note;

•	in respect of 2017 notes surrendered or presented for payment (if surrender or presentment is required) more than 30 days after the Relevant Date (as defined below) except to the extent that payments under such exchange note would have been subject to withholdings and the holder of such exchange note would have been entitled to such additional amounts, on surrender of such exchange note for payment on the last day of such period of 30 days;

•	where such additional amount is imposed and is required to be made pursuant to any law implementing or complying with, or introduced in order to conform to, any European Union Directive on the taxation of savings;

•	to, or to a third party on behalf of, a holder who is liable for such taxes, duties, assessments or other governmental charges by reason of such holder’s failure to comply with any certification, identification, documentation or other reporting requirement concerning the nationality, residence, identity or connection with the relevant Taxing Jurisdiction of such holder, if (a) compliance is required by law as a precondition to, exemption from, or reduction in the rate of, the tax, assessment or other governmental charge and (b) TAM Capital Inc. has given the holders at least 30 days’ notice that holders are required to provide such certification, identification, documentation or other requirement;

•	in respect of any estate, inheritance, gift, sales, transfer, capital gains, excise or personal property or similar tax, assessment or governmental charge;

•	in respect of any tax, assessment or other governmental charge which is payable other than by deduction or withholding from payments of principal of or interest on the exchange note;

•	in respect of any tax imposed on overall net income or any branch profits tax; or

•	in respect of any combination of the above.
     In addition, no additional amounts shall be paid with respect to any payment on an exchange note to a holder who is a fiduciary, a partnership, a limited liability company or other than the sole beneficial owner of that payment to the extent that payment would be required by the relevant Taxing Jurisdiction to be included in the income, for tax purposes, of a beneficiary or settlor with respect to the fiduciary, a member of that partnership, an interestholder in a limited liability company or a beneficial owner who would not have been entitled to the additional amounts had that beneficiary, settlor, member or beneficial owner been the holder.
     “Relevant Date” means, with respect to any payment on an exchange note, whichever is the later of: (i) the date on which such payment first becomes due; and (ii) if the full amount payable has not been received by the trustee on or prior to such due date, the date on which notice is given to the holders that the full amount has been received by the trustee. The 2017 notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation. Except as specifically provided above, neither TAM Capital Inc. nor the Guarantors shall be required to make a payment with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein.

     In the event that additional amounts actually paid with respect to the 2017 notes described above are based on rates of deduction or withholding of withholding taxes in excess of the appropriate rate applicable to the holder of such 2017 notes, and, as a result thereof such holder is entitled to make claim for a refund or credit of such excess from the authority imposing such withholding tax, then such holder shall, by accepting such 2017 notes, be deemed to have assigned and transferred all right, title, and interest to any such claim for a refund or credit of such excess to TAM Capital Inc..
     Any reference in this prospectus, the 2017 notes indenture or the 2017 notes to principal, interest or any other amount payable in respect of the 2017 notes by TAM Capital Inc. or the guarantees by the Guarantors is deemed also to refer to any additional amount, unless the context requires otherwise, that may be payable with respect to that amount under the obligations referred to in this subsection.
     The foregoing obligation will survive termination or discharge of the 2017 notes indenture.
Repurchase of 2017 notes upon a Change of Control
     Not later than 30 days following a Rating Decline that results from a Change of Control, TAM Capital Inc. will make an Offer to Purchase all outstanding 2017 notes at a purchase price equal to 101% of the principal amount plus accrued interest up to, but not including the date of purchase.
     An “Offer to Purchase” must be made by written offer, which will specify the purchase price. The offer must specify an expiration date (the “expiration date”) not less than 30 days or more than 60 days after the date of the offer and a settlement date for the purchase (the “purchase date”) not more than five business days after the expiration date. The offer must include information required by the Securities Act, Exchange Act or any other applicable laws. The offer will also contain instructions and materials necessary to enable holders to tender 2017 notes pursuant to the offer.
     A holder may tender all or any portion of its 2017 notes pursuant to an Offer to Purchase, subject to the requirement that any portion of an exchange note tendered must be in a principal amount of U.S.$100,000 and integral multiples of U.S.$1,000 in excess thereof. Holders are entitled to withdraw 2017 notes tendered up to the close of business on the expiration date. On the purchase date the purchase price will become due and payable on each exchange note accepted for purchase pursuant to the Offer to Purchase, and interest on 2017 notes purchased will cease to accrue on and after the purchase date.
     The Issuer will comply with Rule 14e-1 under the Exchange Act (to the extent applicable) and all other applicable laws in making any Offer to Purchase, and the above procedures are deemed modified as necessary to permit such compliance.
     The Guarantors agreed in the 2017 notes indenture to obtain all necessary consents and approvals from the Central Bank of Brazil for the remittance of funds outside of Brazil prior to making any Offer to Purchase.
     Existing and future debt of TAM Capital Inc. and the Guarantors may provide that a Change of Control is a default or require repurchase upon a Change of Control. Moreover, the exercise by the holders of their right to require TAM Capital Inc. to purchase the 2017 notes could cause a default under other existing or future debt of TAM Capital Inc. or the Guarantors, even if the Change of Control itself does not, due to the financial effect of the purchase on TAM Capital Inc. and the Guarantors. In addition, the remittance of funds outside of Brazil to holders or the trustee requires the consent of the Central Bank of Brazil, which may not be granted. Finally, TAM Capital Inc.’s and the Guarantors’ ability to pay cash to the holders following the occurrence of a Change of Control may be limited by TAM Capital Inc.’s and the Guarantors’ then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make the required purchase of the 2017 notes. See “Risk Factors—Certain Factors Relating to the 2017 notes—We may be unable to repurchase the 2017 notes upon a change of control.”
     The phrase “all or substantially all,” as used with respect to the assets of TAM Capital Inc. and the Guarantors in the definition of “Change of Control,” is subject to interpretation under applicable state law, and its applicability in a given instance would depend upon the facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of “all or substantially all” the assets of TAM Capital Inc. and the Guarantors has occurred in a particular instance, in which case a holder’s ability to obtain the benefit of these provisions could be unclear.
     In addition, pursuant to the terms of the 2017 notes indenture, we are only required to offer to repurchase the 2017 notes in the event that a Change of Control results in a Rating Decline. Consequently, if a Change of Control were to occur which does not result in a Rating Decline, we would not be required to offer to repurchase the 2017 notes.
     Except as described above with respect to a Change of Control, the 2017 notes indenture does not contain provisions that permit the holder of the 2017 notes to require that TAM Capital Inc. purchase or redeem the 2017 notes in the event of a takeover, recapitalization or similar transaction.
     The provisions under the 2017 notes indenture relating to TAM Capital Inc.’s obligation to make an offer to repurchase the 2017 notes as a result of a Change of Control may be waived or amended as described in “—Amendment, Supplement, Waiver.”
Covenants
     The 2017 notes indenture contains the following covenants:
Limitations on TAM Capital Inc.
     The 2017 notes indenture limits and restricts TAM Capital Inc. from taking the following actions or engaging in the following activities or transactions:
•	engaging in any business or entering into, or being a party to, any transaction or agreement except for:
•	the issuance, sale and redemption of the 2017 notes (including any additional 2017 notes) and activities incidentally related thereto;

•	the incurrence of Debt to make inter-company loans to the Guarantors and entities controlled by the Guarantors to finance the acquisition and leasing of aircraft, equipment and supply materials by the Guarantors and such entities and activities reasonably related thereto;

•	the entering into Hedging Agreements relating to the 2017 notes or such other Debt; and

•	any other transaction required by law;
•	acquiring or owning any Subsidiaries or other assets or properties, except an interest in the intercompany loans described above and Hedging Agreements relating to its Debt and instruments evidencing interest in the foregoing; and

•	entering into any consolidation, merger, amalgamation, joint venture, or other form of combination with any person, or selling, leasing, conveying or otherwise disposing of any of its assets or receivables, except as otherwise permitted under “—Limitation on Consolidation, Merger or Transfer of Assets” below.
Limitation on Transactions with Affiliates
     Neither TAM Capital Inc. nor any Guarantor will, nor will TAM Capital Inc. or any Guarantor permit any of their respective Subsidiaries to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of TAM Capital Inc. or such Guarantor, other than themselves or any of their respective Subsidiaries, (an “Affiliate Transaction”) unless the terms of the Affiliate Transaction are no less favorable to TAM Capital Inc. or such Guarantor or such Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm’s length dealings with a person who is not an Affiliate.
Limitation on Consolidation, Merger or Transfer of Assets
     Neither TAM Capital Inc. nor any Guarantor will consolidate with or merge with or into, or sell, convey, transfer or dispose of, or lease all or substantially all of its assets as an entirety or substantially as an entirety, in one transaction or a series of related transactions, to, any person, unless:
•	the resulting, surviving or transferee person (if not TAM Capital Inc. or such Guarantor) will be a person organized and existing under the laws of the Cayman Islands, Brazil, the United States of America, any State thereof or the District of Columbia, or any other country (or political subdivision thereof) that is a member country of the European Union or of the Organisation for Economic Co-operation and Development on the date of the 2017 notes indenture, and such person expressly assumes, by a supplemental indenture to the 2017 notes indenture, executed and delivered to the trustee, all the obligations of TAM Capital Inc. or such Guarantor under the 2017 notes and the 2017 notes indenture;

•	the resulting, surviving or transferee person (if not TAM Capital Inc. or such Guarantor), if organized and existing under the laws of a jurisdiction other than Cayman Islands or Brazil, undertakes, in such supplemental indenture, (i) to pay such additional amounts in respect of principal (and premium, if any) and interest as may be necessary in order that every net payment made in respect of the 2017 notes after deduction or withholding for or on account of any present or future tax, duty, assessment or other governmental charge imposed by such other country or any political subdivision or taxing authority thereof or therein will not be less than the amount of principal (and premium, if any) and interest then due and payable on the 2017 notes, subject to the same exceptions set forth under “Additional Amounts” and (ii) that the provisions set forth under “Tax Redemption” shall apply to such person, but in both cases, replacing existing references in such clause to the Cayman Islands, Brazil or to the Taxing Jurisdiction with references to the jurisdiction of organization of the resulting, surviving or transferee person as the case may be;

•	immediately prior to such transaction and immediately after giving effect to such transaction, no Default or Event of Default will have occurred and be continuing; and

•	TAM Capital Inc. or such Guarantor will have delivered to the trustee an officers’ certificate and an opinion of independent legal counsel, each stating that such consolidation, merger or transfer and such supplemental indenture, if any, comply with the 2017 notes indenture.
     Notwithstanding anything to the contrary contained in the foregoing, any of the Guarantors may consolidate with or merge with TAM Capital Inc. or any Subsidiary that becomes a Guarantor concurrently with the relevant transaction.
     The trustee will accept such certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent set forth in this covenant, in which event it will be conclusive and binding on the holders.
Reporting Requirements
     The Issuer and the Guarantors will provide the trustee with the following reports (and will also provide the trustee with sufficient copies, as required, of the following reports referred to the first four bullets below for distribution, at their expense, to all holders of 2017 notes):

•	an English language version of the TAM S.A.’s annual audited consolidated financial statements prepared in accordance with Brazilian GAAP promptly upon such financial statements becoming available but not later than 120 days after the close of its fiscal year;

•	an English language version of TAM S.A.’s unaudited quarterly financial statements prepared in accordance with Brazilian GAAP promptly upon such financial statements becoming available but not later than 60 days after the close of each fiscal quarter (other than the last fiscal quarter of its fiscal year);

•	simultaneously with the delivery of each set of financial statements referred to in clauses (1) and (2) above, an officers’ certificate stating whether a Default or Event of Default exists on the date of such certificate and, if a Default or Event of Default exists, setting forth the details thereof and the action which TAM Capital Inc. and/or the Guarantors are taking or propose to take with respect thereto;

•	without duplication, English language versions or summaries of such other reports or notices as may be filed or submitted by (and promptly after filing or submission by) TAM Capital Inc. and/or the Guarantors with (a) the CVM, (b) the Luxembourg Stock Exchange or any other stock exchange on which the 2017 notes may be listed or (c) the SEC (in each case, to the extent that any such report or notice is generally available to its securityholders or the public in Brazil or elsewhere and, in the case of clause (c), is filed or submitted pursuant to Rule 12g3-2(b) under, or Section 13 or 15(d) of, the Exchange Act, or otherwise); and

•	upon any director or executive officer of TAM Capital Inc. or any Guarantor becoming aware of the existence of a Default or Event of Default, an officers’ certificate setting forth the details thereof and the action which TAM Capital Inc. and/or such Guarantor are taking or propose to take with respect thereto.
     Delivery of the above reports to the trustee is for informational purposes only and the trustee’s receipt of such reports will not constitute constructive notice of any information contained therein or determinable from information contained therein, including TAM Capital Inc.’s or the Guarantors’ compliance with any of their covenants in the 2017 notes indenture (as to which the trustee is entitled to rely exclusively on officers’ certificates).
Events of Default
     An “Event of Default” occurs if:
•	TAM Capital Inc. defaults in any payment of interest (including any related additional amounts) on any exchange note when the same becomes due and payable, and such default continues for a period of 30 days;

•	TAM Capital Inc. defaults in the payment of the principal (including any related additional amounts) of any exchange note when the same becomes due and payable upon acceleration or redemption or otherwise;

•	TAM Capital Inc. or either Guarantor fails to comply with any of its covenants or agreements in the 2017 notes or the 2017 notes indenture (other than those referred to in the first two bullets above), and such failure continues for 60 days after the notice specified below;

•	TAM Capital Inc., either Guarantor or any Significant Subsidiary defaults under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Debt for money borrowed by TAM Capital Inc., either Guarantor or any such Significant Subsidiary (or the payment of which is guaranteed by TAM Capital Inc., such Guarantor or any such Significant Subsidiary) whether such Debt or guarantee now exists, or is created after the date of the 2017 notes indenture, which default (a) is caused by failure to pay principal of or premium, if any, or interest on such Debt after giving effect to any grace period provided in such Debt on the date of such default (“Payment Default”) or (b) results in the acceleration of such Debt prior to its express maturity and, in each case, the principal amount of any such Debt, together with the principal amount of any other such Debt under which there has been a Payment Default or the maturity of which has been so accelerated, totals U.S.$50 million (or the equivalent thereof at the time of determination) or more in the aggregate;

•	one or more final judgments or decrees for the payment of money of U.S.$50 million (or the equivalent thereof at the time of determination) or more in the aggregate are rendered against TAM Capital Inc., either Guarantor or any Significant Subsidiary and are not paid (whether in full or in installments in accordance with the terms of the judgment) or otherwise discharged and, in the case of each such judgment or decree, either (a) an enforcement proceeding has been commenced by any creditor upon such judgment or decree and is not dismissed within 30 days following commencement of such enforcement proceedings or (b) there is a period of 60 days following such judgment during which such judgment or decree is not discharged, waived or the execution thereof stayed;

•	an involuntary case or other proceeding is commenced against TAM Capital Inc., either Guarantor or any Significant Subsidiary with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect seeking the appointment of a trustee, receiver, síndico, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding remains undismissed and unstayed for a period of 60 days; or an order for relief is entered against TAM Capital Inc., either Guarantor or any Significant Subsidiary under the federal bankruptcy laws as now or hereafter in effect and such order is not being contested by TAM Capital Inc., either Guarantor or such Significant Subsidiary, as the case may be, in good faith or has not been dismissed, discharged or otherwise stayed, in each case within 60 days of being made;

•	TAM Capital Inc., either Guarantor or any Significant Subsidiary (i) commences a voluntary case or other proceeding seeking liquidation, reorganization, concordata or other relief with respect to itself or its debts under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (ii) consents to the appointment of or taking possession by a receiver, síndico, liquidator, assignee, custodian, trustee, sequestrator or similar official of TAM Capital Inc., either Guarantor or any Significant Subsidiary or for all or substantially all of the property of TAM Capital Inc., either Guarantor or any Significant Subsidiary or (iii) effects any general assignment for the benefit of creditors;

•	any event occurs that under the laws of the Cayman Islands, Brazil or any political subdivision thereof or any other country has substantially the same effect as any of the events referred to in any of the preceding two bullet points;

•	any guarantee ceases to be in full force and effect, other than in accordance with the terms of the 2017 notes indenture, or a Guarantor denies or disaffirms its obligations under its guarantee; or

•	TAM S.A. ceases to own directly or indirectly 100% of the outstanding share capital of TAM Capital Inc..
     A Default under the third bullet point above will not constitute an Event of Default until the trustee or the holders of at least 25% in principal amount of the 2017 notes outstanding notify TAM Capital Inc. and the Guarantors of the Default and TAM Capital Inc. and the relevant Guarantor, as the case may be, do not cure such Default within the time specified after receipt of such notice.
     The trustee is not to be charged with knowledge of any Default or Event of Default or knowledge of any cure of any Default or Event of Default unless either (i) an attorney, authorized officer or agent of the trustee with direct responsibility for the 2017 notes indenture has actual knowledge of such Default or Event of Default or (ii) written notice of such Default or Event of Default has been given to the trustee by TAM Capital Inc. or any holder.
     If an Event of Default (other than an Event of Default specified in the sixth, seventh or eighth bullet points above) occurs and is continuing, the trustee or the holders of not less than 25% in principal amount of the 2017 notes then outstanding may declare all unpaid principal of and accrued interest on all 2017 notes to be due and payable immediately, by a notice in writing to TAM Capital Inc., and upon any such declaration such amounts will become due and payable immediately. If an Event of Default specified in the sixth, seventh or eighth bullet points above occurs and is continuing, then the principal of and accrued interest on all 2017 notes will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder.
     Subject to the provisions of the 2017 notes indenture relating to the duties of the trustee in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of its rights or powers under the 2017 notes indenture at the request or direction of any of the holders, unless such holders have offered to the trustee indemnity reasonably satisfactory to the trustee. Subject to such provision for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding 2017 notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.
Defeasance
     The Issuer or any Guarantor may at any time terminate all of its obligations with respect to the 2017 notes (“defeasance”), except for certain obligations, including those regarding any trust established for a defeasance and obligations to register the transfer or exchange of the 2017 notes, to replace mutilated, destroyed, lost or stolen 2017 notes and to maintain agencies in respect of 2017 notes. The Issuer or any Guarantor may at any time terminate its obligations under certain covenants set forth in the 2017 notes indenture, and any omission to comply with such obligations will not constitute a Default or an Event of Default with respect to the 2017 notes issued under the 2017 notes indenture (“covenant defeasance”). In order to exercise either defeasance or covenant defeasance, TAM Capital Inc. or such Guarantor must irrevocably deposit in trust, for the benefit of the holders of the 2017 notes, with the trustee money or U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of an internationally recognized firm of independent public accountants expressed in a written certificate delivered to the trustee, without consideration of any reinvestment, to pay the principal of, and interest on the 2017 notes to redemption or maturity and comply with certain other conditions, including the delivery of opinions of U.S., the Cayman Islands and Brazilian counsel as to certain tax matters (including to the effect that the holders of the 2017 notes will not recognize income, gain or loss for U.S., the Cayman Islands or Brazilian federal income tax purposes, as the case may be, as a result of such deposit and defeasance and will be subject to U.S., the Cayman Islands or Brazilian federal income tax, as the case may be, on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred). In the case of defeasance or covenant defeasance, the guarantees will terminate.
Amendment, Supplement, Waiver
     Subject to certain exceptions, the 2017 notes indenture may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the 2017 notes then outstanding, and any past Default or Event of Default or compliance with any provision may be waived with the consent of the holders of at least a majority in principal amount of the 2017 notes then outstanding. However, without the consent of each holder of an outstanding note affected thereby, no amendment or waiver may:
•	reduce the principal amount of or change the Stated Maturity of any payment on any exchange note;

•	reduce the rate of any interest on any exchange note;

•	reduce the amount payable upon redemption of any exchange note or change the time at which any exchange note may be redeemed;

•	change the currency for payment of principal of, or interest or any additional amounts on, any exchange note;

•	impair the right to institute suit for the enforcement of any right to payment on or with respect to any exchange note;

•	waive certain payment defaults with respect to the 2017 notes;

•	reduce the principal amount of 2017 notes whose holders must consent to any amendment or waiver;

•	make any change in the amendment or waiver provisions which require each holder’s consent;

•	modify or change any provision of the 2017 notes indenture affecting the ranking of the 2017 notes or the guarantees in a manner adverse to the holders of the 2017 notes; or

•	make any change in the guarantees that would adversely affect the holders, provided that the provisions of the covenant described under the caption “—Repurchase of 2017 notes Upon a Change of Control” may, except as provided above, be amended or waived with the consent of holders holding not less than 662/3% in aggregate principal amount of the 2017 notes.
     The holders of the 2017 notes will receive prior notice as described under “—Notices” of any proposed amendment to the 2017 notes or the 2017 notes indenture or any waiver described in the preceding paragraph. After an amendment or any waiver described in the preceding paragraph becomes effective, TAM Capital Inc. is required to mail to the holders a notice briefly describing such amendment or waiver. However, the failure to give such notice to all holders of the 2017 notes, or any defect therein, will not impair or affect the validity of the amendment or waiver.
     The consent of the holders of the 2017 notes is not necessary to approve the particular form of any proposed amendment or any waiver. It is sufficient if such consent approves the substance of the proposed amendment or waiver.
     The Issuer, the Guarantors and the trustee may, without the consent or vote of any holder of the 2017 notes, amend or supplement the 2017 notes indenture or the 2017 notes for the following purposes:
•	to cure any ambiguity, omission, defect or inconsistency;

•	to comply with the covenant described under “—Limitation on Consolidation, Merger or Transfer of Assets”;

•	to add guarantees or collateral with respect to the 2017 notes;

•	to add to the covenants of TAM Capital Inc. or the Guarantors for the benefit of holders of the 2017 notes;

•	to surrender any right conferred upon TAM Capital Inc. or the Guarantors;

•	to evidence and provide for the acceptance of an appointment by a successor trustee;

•	to provide for the issuance of additional 2017 notes;

•	to provide for any guarantee of the 2017 notes, to secure the 2017 notes or to confirm and evidence the release, termination or discharge of any guarantee of the 2017 notes when such release, termination or discharge is permitted by the 2017 notes indenture;

•	make any other change that does not materially and adversely affect the rights of any holder of the 2017 notes or to conform the 2017 notes indenture to this “Description of the 2017 notes”; or

•	to comply with any applicable requirements of the SEC, including in connection with any required qualification of the 2017 notes indenture under the U.S. Trust Indenture Act of 1939, as amended.
Notices
     For so long as 2017 notes in global form are outstanding, notices to be given to holders will be given to the depositary, in accordance with its applicable policies as in effect from time to time. If 2017 notes are issued in certificated form, notices to be given to holders will be deemed to have been given upon the mailing by first class mail, postage prepaid, of such notices to holders of the 2017 notes at their registered addresses as they appear in the trustee’s records. For so long as the 2017 notes are listed on the Euro MTF market of the Luxembourg Stock Exchange and it is required by the rules of the Luxembourg Stock Exchange, publication of such notice to the holders of the 2017 notes in English in a leading newspaper having general circulation in Luxembourg (which is expected to be the d’Wort) or on the website of the Luxembourg Stock Exchange.
Trustee
     The Bank of New York is the trustee under the 2017 notes indenture.
     The 2017 notes indenture contains provisions for the indemnification of the trustee and for its relief from responsibility. The obligations of the trustee to any holder are subject to such immunities and rights as are set forth in the 2017 notes indenture.
     Except during the continuance of an Event of Default, the trustee needs to perform only those duties that are specifically set forth in the 2017 notes indenture and no others, and no implied covenants or obligations are read into the 2017 notes indenture against the trustee. In case an Event of Default has occurred and is continuing, the trustee shall exercise those rights and powers vested in it by the 2017 notes indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. No provision of the 2017 notes indenture will require the trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties thereunder, or in the exercise of its rights or powers, unless it receives indemnity satisfactory to it against any loss, liability or expense.
     The Issuer and its affiliates may from time to time enter into normal banking and trustee relationships with the trustee and its affiliates.
Governing Law and Submission to Jurisdiction
     The 2017 notes, the 2017 notes indenture and the guarantees are governed by the laws of the State of New York.
     Each of the parties to the 2017 notes indenture will submit to the jurisdiction of the U.S. federal and New York State courts located in the Borough of Manhattan, City and State of New York for purposes of all legal actions and proceedings instituted in connection with the 2017 notes and the 2017 notes indenture. The Issuer and the Guarantors have appointed National Corporate Research Limited, currently having an office 225 West 34th Street—Suite 910, New York, New York 10122, as their authorized agent upon which process may be served in any such action.

Currency Indemnity
     U.S. dollars are the sole currency of account and payment for all sums payable by TAM Capital Inc. or the Guarantors under or in connection with the 2017 notes and the guarantees, including damages. Any amount received or recovered in a currency other than dollars (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of TAM Capital Inc. or otherwise) by any holder of an exchange note in respect of any sum expressed to be due to it from TAM Capital Inc. or the Guarantors will only constitute a discharge to TAM Capital Inc. or the Guarantors, as the case may be, to the extent of the dollar amount which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so). If that dollar amount is less than the dollar amount expressed to be due to the recipient under any exchange note, TAM Capital Inc. and the Guarantors will indemnify such holder against any loss sustained by it as a result; and if the amount of United States dollars so purchased is greater than the sum originally due to such holder, such holder will, by accepting an exchange note, be deemed to have agreed to repay such excess. In any event, TAM Capital Inc. and the Guarantors will indemnify the recipient against the cost of making any such purchase.
     For the purposes of the preceding paragraph, it is sufficient for the holder of an exchange note to certify in a satisfactory manner (indicating the sources of information used) that it would have suffered a loss had an actual purchase of dollars been made with the amount so received in that other currency on the date of receipt or recovery (or, if a purchase of dollars on such date had not been practicable, on the first date on which it would have been practicable, it being required that the need for a change of date be certified in the manner mentioned above). These indemnities constitute a separate and independent obligation from the other obligations of TAM Capital Inc. and the Guarantors, will give rise to a separate and independent cause of action, will apply irrespective of any indulgence granted by any holder of an exchange note and will continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any an exchange note.
Certain Definitions
     The following is a summary of certain defined terms used in the 2017 notes indenture. Reference is made to the 2017 notes indenture for the full definition of all such terms as well as other capitalized terms used herein for which no definition is provided.
     “Affiliate” means, with respect to any specified person, (a) any other person which, directly or indirectly, is in control of, is controlled by or is under common control with such specified person or (b) any other person who is a director or officer (i) of such specified person, (ii) of any subsidiary of such specified person or (iii) of any person described in clause (a) above. For purposes of this definition, control of a person means the power, direct or indirect, to direct or cause the direction of the management and policies of such person whether by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
     “Brazilian GAAP” means accounting practices prescribed by Brazilian Corporation Law, the rules and regulations issued by the CVM and the accounting standards issued by the Brazilian Institute of Independent Accountants (Instituto dos Auditores Independentes do Brasil), in each case as in effect from time to time.
     “Capital Lease Obligations” means, with respect to any person, any obligation which is required to be classified and accounted for as a capital lease on the face of a balance sheet of such person prepared in accordance with Brazilian GAAP; the amount of such obligation is the capitalized amount thereof, determined in accordance with Brazilian GAAP; and the Stated Maturity thereof is the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.
     “Capital Stock” means, with respect to any person, any and all shares of stock, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated, whether voting or nonvoting), such person’s equity including any preferred stock, but excluding any debt securities convertible into or exchangeable for such equity.

     “Change of Control” means:
•	the direct or indirect sale or transfer of all or substantially all the assets of TAM S.A. to another Person (in each case, unless such other Person is a Permitted Holder); or

•	the consummation of any transaction (including, without limitation, by merger, consolidation, acquisition or any other means) as a result of which any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, other than Permitted Holders) is or becomes the “beneficial owner” (as such term is used in Rules 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of TAM S.A.; or

•	the first day on which a majority of the Board of Directors of TAM S.A. consists of persons who were elected by shareholders who are not Permitted Holders.
     “CVM” means the Brazilian 2017 notes Commission, or Comissão de Valores Mobiliários.
     “Debt” means, with respect to any person, without duplication:
•	the principal of and premium, if any, in respect of (a) indebtedness of such person for money borrowed and (b) indebtedness evidenced by debentures, notes or other similar instruments for the payment of which such person is responsible or liable;

•	all Capital Lease Obligations of such person;

•	all obligations of such person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such person and all obligations of such person under any title retention agreement (but excluding trade accounts payable or other short-term obligations to suppliers payable within 180 days, in each case arising in the ordinary course of business);

•	all obligations of such person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in the first three bullet points above) entered into in the ordinary course of business of such person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth business day following receipt by such person of a demand for reimbursement following payment on the letter of credit);

•	all Hedging Obligations of such person;

•	all obligations of the type referred to in the first four bullet points above of other persons and all dividends of other persons for the payment of which, in either case, such person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any guarantee (other than obligations of other persons that are customers or suppliers of such person for which such person is or becomes so responsible or liable in the ordinary course of business to (but only to) the extent that such person does not, or is not required to, make payment in respect thereof);

•	all obligations of the type referred to in the first five bullet points above of other persons secured by any Lien on any property or asset of such person (whether or not such obligation is assumed by such person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured; and

•	any other obligations of such person which are required to be, or are in such person’s financial statements, recorded or treated as debt under Brazilian GAAP.

     “Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.
     “Fitch” means Fitch Ratings, Ltd. and its successors.
     “guarantee” means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any Debt or other obligation of any person and any obligation, direct or indirect, contingent or otherwise, of such person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation of such person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or pay, or to maintain financial statement conditions or otherwise) or (b) entered into for purposes of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee” used as a verb has a corresponding meaning.
     “Guarantor” means each of (i) TAM S.A. and TAM Linhas Aéreas S.A. and (ii) any successor obligor under the guarantees pursuant to the covenant described under the caption “—Certain Covenants—Consolidation, Merger or Sale of Assets,” unless and until such Guarantor is released from its guarantee pursuant to the 2017 notes indenture.
     “Hedging Agreement” means (i) any interest rate swap agreement, interest rate cap agreement or other agreement designed to protect against fluctuations in interest rates or (ii) any foreign exchange forward contract, currency swap agreement or other agreement designed to protect against fluctuations in foreign exchange rates or (iii) any commodity or raw material futures contract or any other agreement designed to protect against fluctuations in raw material prices.
     “Hedging Obligations” means, with respect to any person, the obligations of such person pursuant to any interest rate swap agreement, foreign currency exchange agreement, interest rate collar agreement, option or futures contract or other similar agreement or arrangement designed to protect such person against changes in interest rates or foreign exchange rates.
     “holder” means the person in whose name a note is registered in the register.
     “Lien” means any mortgage, pledge, security interest, encumbrance, conditional sale or other title retention agreement or other similar lien.
     “Permitted Holders” means any or all of the following
•	an immediate family member of Noemy Almeida Oliveiro Amaro, Maria Claudia Oliveira Amaro Demenato, Maurcio Rolim Amaro, Marcos Adolfo Tadeu Senamo Amaro and João Francisco Amaro or any Affiliate or immediate family member thereof; immediate family member of a person means the spouse, lineal descendants, father, mother, brother, sister, father-in-law, mother-in-law, brother-in-law and sister-in-law of such person; and

•	any Person the Voting Stock of which (or in the case of a trust, the beneficial interests in which) are owned at least 51% by Persons specified in the above bullet point.
     “Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, including a government or political subdivision or an agency or instrumentality thereof.
     “Rating Agency” means Standard & Poor’s or Fitch; or if Standard & Poor’s or Fitch, or both, are not making rating of the 2017 notes publicly available, an internationally recognized U.S. rating agency or agencies, as the case may be, selected by us, which will be substituted for Standard & Poor’s or Fitch, or both, as the case may be.

     “Rating Decline” means that at any time within 90 days (which period shall be extended so long as the rating of the 2017 notes is under publicly announced consideration for possible down grade by either Rating Agency) after the date of public notice of a Change of Control, or of our intention or that of any Person to effect a Change of Control, the then-applicable rating of the 2017 notes is decreased by each Rating Agency; provided that any such Rating Decline is in whole or in part in connection with a Change in Control.
     “Significant Subsidiary” means any Subsidiary of TAM S.A. (or any successor) which at the time of determination either (a) had assets which, as of the date of TAM S.A.’s (or such successor’s) most recent quarterly consolidated balance sheet, constituted at least 10% of TAM S.A.’s (or such successor’s) total assets on a consolidated basis as of such date, or (b) had revenues for the 12-month period ending on the date of TAM S.A.’s (or such successor’s) most recent quarterly consolidated statement of income which constituted at least 10% of TAM S.A.’s (or such successor’s) total revenues on a consolidated basis for such period.
     “Standard & Poor’s” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.
     “Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).
     “Subsidiary” means, in respect of any specified person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person.
     “Voting Stock” means, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

MANAGEMENT OF TAM CAPITAL INC.
     The following table sets forth the name and position of each member of TAM Capital Inc.’s board of directors. The business address of each member is the address of our head office, Avenida Jurandir, 856, Lote 4, 1° andar, CEP 04072-000, São Paulo, SP, Brazil. Details relating to the directors and executive officers of TAM S.A. and TAM Linhas Aéreas S.A. can be found in our Form 20-F which is incorporated by reference herein.

Name	Position
Marco Antonio Bologna	Director
Líbano Miranda Barroso	Director
Egberto Vieira Lima	Director
Cristina Anne Betts	Director
Marcos da Rocha Ferreira Mendes	Director
     Summary biographical information for Marco Antonio Bologna and Líbano Miranda Barroso is contained in our Form 20-F under the caption “Item 6. Directors, Senior Management and Employees.” Summary biographical information for the remaining members of TAM Capital Inc.’s board of directors is set out below:
     Egberto Vieira Lima, Director. Mr. Lima has a bachelor’s degree in business administration. Mr. Lima previously worked for Bunge Born and Alcoa Aluminio S.A. He joined TAM Linhas Aéreas in 1995 and has been working as Financial Director since 2000.
     Cristina Anne Betts, Director. Mrs. Betts has a bachelor’s degree in business administration from Fundação Getúlio Vargas—FGV, a post-graduate degree in Business Administration from FGV and an MBA from INSEAD. Mrs. Betts previously worked for Bain & Co and CSFB Garantia. She joined TAM Linhas Aéreas in 2004 and has been working as Controlling and Planning Director since that time.
     Marcos da Rocha Ferreira Mendes, Director. Mr. Mendes has a bachelor’s degree in economics from Universidade de São Paulo and an MBA in Finance from IBMEC-SP. Mr. Mendes previously worked for Volkswagen do Brasil and Unibanco S.A. He joined TAM Linhas Aéreas in 2006 and has been working as Financial Manager since that time.

PLAN OF DISTRIBUTION
     We may sell the securities offered by this prospectus to one or more underwriters for public offering and sale by them or we may sell the securities to investors directly or through agents. Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement.
     Underwriters may offer and sell the securities at a fixed price or prices, which may be changed, related to the prevailing market prices at the time of sale or at negotiated prices. We also may, from time to time, authorize underwriters acting as agents to offer and sell the securities to purchasers upon the terms and conditions set forth in the applicable prospectus supplement. In connection with the sale of securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.
     Securities may also be sold in one or more of the following transactions: (a) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of the securities as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to a prospectus supplement; (c) a special offering, an exchange distribution or a secondary distribution in accordance with applicable New York Stock Exchange or other stock exchange rules; (d) ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers; (e) sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise, for shares; and (f) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers. Broker-dealers may also receive compensation from purchasers of these securities which is not expected to exceed that customary in the types of transactions involved.
     Any underwriting compensation paid by us to underwriters or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933, as amended. Underwriters, dealers and agents may be entitled, under agreements entered into with us and our operating partnership, to indemnification against and contribution toward civil liabilities, including liabilities under the Securities Act of 1933, as amended.
     Any securities issued hereunder (other than common stock) will be new issues of securities with no established trading market. Any underwriters or agents to or through whom such securities are sold by us or the operating partnership for public offering and sale may make a market in such securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. We cannot assure you as to the liquidity of the trading market for any such securities.
     In connection with the offering of the securities described in this prospectus and an accompanying prospectus supplement, certain underwriters and selling group members and their respective affiliates, may engage in transactions that stabilize, maintain or otherwise affect the market price of the security being offered. These transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M promulgated by the SEC pursuant to which these persons may bid for or purchase securities for the purpose of stabilizing their market price.
     The underwriters in an offering of these securities may also create a “short position” for their account by selling more equity securities or a larger principal amount of debt securities in connection with the offering than they are committed to purchase from us. In that case, the underwriters could cover all or a portion of the short position by either purchasing the securities in the open market following completion of the offering or by exercising any over-allotment option granted to them by us. In addition, the managing underwriter may impose “penalty bids” under contractual arrangements with other underwriters, which means that they can reclaim from an underwriter (or any selling group member participating in the offering) for the account of the other underwriters, the selling concession for the securities that is distributed in the offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph or comparable transactions that are described in any accompanying prospectus supplement may result in the maintenance of the price of our securities at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph or in an accompanying prospectus supplement are required to be taken by any underwriters and, if they are undertaken, may be discontinued at any time.
     Any underwriters and their affiliates may be customers of, engage in transactions with and perform services for us and the operating partnership and its subsidiaries in the ordinary course of business.

LEGAL MATTERS
     The validity of the securities we are offering by this prospectus will be passed upon for us by Clifford Chance US LLP, our U.S. counsel. Matters of Brazilian law will be passed upon for us by Machado, Meyer, Sendacz e Opice Advogados, our Brazilian counsel and matters of Cayman law, if applicable, will be passed upon for us by Ogier, our Cayman Islands counsel. The validity of the 2017 notes was passed upon for us at the time of issuance by Clifford Chance US LLP, Machado, Meyer, Sendacz e Opice Advogados and Ogier.

ENFORCEMENT OF CIVIL LIABILITIES
Brazil
     TAM S.A. and TAM Linhas Aéreas S.A. are incorporated under the laws of Brazil. All of the directors and officers of TAM S.A. and TAM Linhas Aéreas S.A. reside in Brazil and substantially all of their assets are located in Brazil. As a result, you may not be able to effect service of process upon TAM S.A. and TAM Linhas Aéreas S.A. or these other persons within the United States or other jurisdictions outside Brazil or to enforce against them or these other persons judgments obtained in United States courts or in the courts of other jurisdictions outside Brazil predicated upon the civil liability provisions of the federal securities laws of the United States or the laws of such other jurisdictions.
     We have been advised by our Brazilian legal counsel, Machado, Meyer, Sendacz e Opice Advogados, that a judgment of a United States court or other non-Brazilian courts for civil liabilities predicated upon the federal securities laws of the United States or laws of countries other than Brazil, subject to certain requirements described below, may be enforced in Brazil. Such counsel has advised that a judgment against TAM S.A. or TAM Linhas Aéreas S.A. or our directors and officers obtained in the United States would be enforceable in Brazil against TAM S.A. or TAM Linhas Aéreas S.A. or any such person without reconsideration of the merits upon confirmation of that judgment by the Superior Court of Justice. That confirmation, generally, will be available if the United States judgment or any other foreign judgment (i) fulfills all formalities required for its enforceability under the laws of the country where the foreign judgment is granted, (ii) is issued by a court of competent jurisdiction after proper service of process in accordance with Brazilian laws, (iii) is not subject to appeal, (iv) is authenticated by a Brazilian consular office in the country where the foreign judgment is issued and is accompanied by a sworn translation into Portuguese, and (v) is not contrary to Brazilian national sovereignty, public policy or “good morals” (as set forth in Brazilian law).
     We have further been advised by Machado, Meyer, Sendacz e Opice Advogados that (i) original actions may be brought in connection with this prospectus predicated solely on the federal securities laws of the United States in Brazilian courts and that Brazilian courts may enforce liabilities in such actions against TAM S.A. or TAM Linhas Aéreas S.A. and certain of our advisors named herein subject to Brazilian public policy and national sovereignty, and (ii) the ability of a judgment creditor to satisfy a judgment by attaching certain assets of the defendant is limited by provisions of Brazilian law. In addition, a plaintiff (whether Brazilian or non-Brazilian) who resides outside Brazil during the course of litigation in Brazil must provide a bond to guarantee court costs and legal fees if the plaintiff owns no real property in Brazil. This bond must have a value sufficient to satisfy the payment of court fees and defendant’s attorney’s fees, as determined by the Brazilian judge, except in the case of the enforcement of foreign judgments which have been duly confirmed by the Superior Court of Justice. Notwithstanding the foregoing, no assurance can be given that confirmation of any judgment will be obtained, or that the process described above can be conducted in a timely manner.
Cayman Islands
     TAM Capital Inc. is an exempted company limited by shares incorporated under the laws of the Cayman Islands. As a result, it may not be possible for investors to effect service of process upon the TAM Capital Inc. within the United States or to enforce against TAM Capital Inc. in United States courts judgments predicated upon the civil liability provisions of the securities laws of the United States. TAM Capital Inc. has been informed by Ogier, its legal advisor in the Cayman Islands, that the United States and the Cayman Islands do not currently have a treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters and that a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon United States securities laws, would, therefore, not be automatically enforceable in the Cayman Islands and there is doubt as to the enforceability in the Cayman Islands, in original actions or in actions for the enforcement of judgments of the United States courts, of liabilities predicated solely upon United States securities laws. TAM Capital Inc. has appointed National Corporate Research Limited as its agent for service of process.

EXPERTS
     The financial statements and management’s assessment of the effectiveness of internal controls over financial reporting (which is included in Management’s Report on Internal Controls over Financial Reporting) incorporated in this prospectus by reference in our Form 20-F for the year ended December 31, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers Auditores Independentes, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 8. Indemnification of Directors and Officers
     Under Brazilian Law, any provision, whether contained in the articles of association of a company or in any agreement, exempting any officer or director or indemnifying any officer or director against any liability which by law or otherwise would attach to them in respect of negligence, default, misfeasance, breach of duty or trust, is void. A company may, however, indemnify an officer or director against any liability incurred by them in defending any proceedings, whether criminal or civil, in which a judgment is given in their favor. We have not entered into any indemnification agreements of this kind.
Item 9. Exhibits

Exhibit
Number	Item
1.1	Form of underwriting agreement for the equity securities.*

1.2	Form of underwriting agreement for the debt securities.*

3.1	Estatuto Social (bylaws) of TAM S.A. (incorporated by reference to exhibit 3.1 to our fourth pre-effective amendment to our registration statement on Form F-1, filed February 17, 2006).

3.2	Estatuto Social (bylaws) of TAM Linhas Aéreas S.A. (incorporated by reference to exhibit 3.3 to our registration statement on Form F-4, filed August 31, 2007).

3.3	Memorandum and articles of TAM Capital Inc. (incorporated by reference to exhibit 3.2 to our registration statement on Form F-4, filed August 31, 2007 ).

4.1	Form of Deposit Agreement among TAM S.A., JPMorgan Chase Bank N.A. and holders of American Depositary Receipts (incorporated by reference to exhibit 4.1 to our sixth pre-effective amendment to our registration statement on Form F-1, filed March 2, 2006).

4.2	Form of Indenture relating to debt securities.

4.3	Indenture dated as of April 25, 2007 among TAM Capital Inc., TAM S.A., TAM Linhas Aéreas S.A., The Bank of New York and The Bank of New York (Luxembourg) S.A. relating to the 2017 notes (incorporated by reference to exhibit 4.2 to our registration statement on Form F-4, filed August 31, 2007).

5.1	Opinion of Clifford Chance US LLP.

5.2	Opinion of Ogier.

5.3	Opinion of Machado Meyer Sendacz e Opice Advogados.

5.4	Opinion of Clifford Chance US LLP with respect to the 2017 notes (incorporated by reference to exhibit 5.1 to our registration statement on Form F-4, filed August 31, 2007).

5.5	Opinion of Ogier with respect to the 2017 notes (incorporated by reference to exhibit 5.2 to our registration statement on Form F-4, filed August 31, 2007).

5.6	Opinion of Machado Meyer Sendacz e Opice Advogados with respect to the 2017 notes (incorporated by reference to exhibit 5.3 to our registration statement on Form F-4, filed August 31, 2007).

12	Computation of Ratio of Earnings to Fixed Charges (incorporated by reference to exhibit 12 to our registration statement on Form F-4, filed August 31, 2007).

21.1	List of Subsidiaries of TAM S.A. (incorporated by reference from our annual report on Form 20-F, filed June 1, 2007).

23.1	Consent of PricewaterhouseCoopers Auditores Independentes.

Exhibit
Number	Item
23.2	Consent of Clifford Chance US LLP (contained in Exhibit 5.1).

23.3	Consent of Ogier (contained in Exhibit 5.2).

23.4	Consents of Machado Meyer Sendacz e Opice Advogados (contained in Exhibit 5.3).

24.1	Powers of Attorney of TAM S.A. (included on signature page to this registration statement).

24.2	Powers of Attorney of TAM Capital Inc. (included on signature page to this registration statement).

24.3	Powers of Attorney of TAM Linhas Aéreas S.A. (included on signature page to this registration statement).

25.1	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of a trustee to be identified, on Form T-1, relating to debt securities to be issued.*

25.2	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of The Bank of New York, as Trustee, on Form T-1, relating to the 2017 notes (incorporated by reference to exhibit 25.1 our registration statement on Form F-4, filed August 31, 2007).

*	To be filed, if necessary, as an exhibit to a post-effective amendment to this registration statement or as an exhibit to a report filed under the Securities Exchange Act of 1934, as amended, and incorporated herein by reference.
Item 10. Undertakings
(a)	The undersigned hereby undertakes:
(1)	To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-4, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)	The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrants’ annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act (“Act”) in accordance with the rules and regulations prescribed by the Commission under section 305(b)2 of the Act.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrants pursuant to the foregoing provisions, the registrants have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURE PAGE OF TAM S.A.
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant, TAM S.A., duly certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of São Paulo, State of São Paulo, Brazil, on October 30, 2007.

TAM S.A.
By:	/s/ Marco Antônio Bologna
	Name:	Marco Antônio Bologna
	Title:	Chief Executive Officer

By:	/s/ Libano Miranda Barroso
	Name:	Libano Miranda Barroso
	Title:	Chief Financial Officer

By:	/s/ Cristina Anne Betts
	Name:	Cristina Anne Betts
	Title:	Chief Accounting Officer

POWER OF ATTORNEY FOR TAM S.A.
     We, the undersigned directors and officers of TAM S.A., do hereby constitute Marco Antônio Bologna and Libano Miranda Barroso, and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them, to do any and all acts and things in our respective names and on our respective behalves in the capacities indicated below that Marco Antônio Bologna and Libano Miranda Barroso, or any one of them, may deem necessary or advisable to enable TAM S.A. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, including specifically, but not limited to, power and authority to sign for us in our respective names in the capacities indicated below any and all amendments (including post-effective amendments) hereto and to file the same, with all exhibits thereto and other documents therewith, with the Securities and Exchange Commission; and we do hereby ratify and confirm that Marco Antônio Bologna and Libano Miranda Barroso, or any of them, shall do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on October 30, 2007 in the capacities indicated.

Name	Title

/s/ Marco Antônio Bologna	Chief Executive Officer
Marco Antônio Bologna

/s/ Libano Miranda Barroso	Chief Financial Officer
Libano Miranda Barroso

/s/ Cristina Anne Betts	Chief Accounting Officer
Cristina Anne Betts

/s/ José Wagner Ferreira	Vice-President
José Wagner Ferreira

/s/ Ruy Antonio Mendes Amparo	Vice-President
Ruy Antonio Mendes Amparo

/s/ Paulo Cezar Bastos Castello Branco	Vice-President
Paulo Cezar Bastos Castello Branco

/s/ David Baroni Neto	Vice-President
David Baroni Neto

/s/ Maria Cláudia Oliveira Amaro Demenato	Chairman
Maria Cláudia Oliveira Amaro Demenato

/s/ Maurício Rolim Amaro	Vice-Chairman
Maurício Rolim Amaro

Name	Title

/s/ Noemy Almeida Oliveira Amaro	Board Member
Noemy Almeida Oliveira Amaro

/s/ Luiz Antônio Corrêa Nunes Viana Oliveira	Board Member
Luiz Antônio Corrêa Nunes Viana Oliveira

/s/ Adalberto de Moraes Schettert	Board Member
Adalberto de Moraes Schettert

/s/ Roger Ian Wright	Board Member
Roger Ian Wright

Board Member
Waldemar Verdi Júnior

/s/ Pedro Pullen Parente	Board Member
Pedro Pullen Parente

/s/ Donald J. Puglisi	Authorized Representative in the United States
Donald J. Puglisi

SIGNATURE PAGE FOR TAM CAPITAL INC.
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant, TAM Capital Inc., duly certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of São Paulo, State of São Paulo, Brazil, on October 30, 2007.

TAM CAPITAL INC.
By:	/s/ Marco Antônio Bologna
	Name:	Marco Antônio Bologna
	Title:	Director and Chief Executive Officer

By:	/s/ Libano Miranda Barroso
	Name:	Libano Miranda Barroso
	Title:	Director and Chief Financial Officer

By:	/s/ Cristina Anne Betts
	Name:	Cristina Anne Betts
	Title:	Director and Chief Accounting Officer

POWER OF ATTORNEY FOR TAM CAPITAL INC.
     We, the undersigned directors and officers of TAM Capital Inc., do hereby constitute Marco Antônio Bologna and Libano Miranda Barroso, and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them, to do any and all acts and things in our respective names and on our respective behalves in the capacities indicated below that Marco Antônio Bologna and Libano Miranda Barroso, or any one of them, may deem necessary or advisable to enable TAM Capital Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, including specifically, but not limited to, power and authority to sign for us in our respective names in the capacities indicated below any and all amendments (including post-effective amendments) hereto and to file the same, with all exhibits thereto and other documents therewith, with the Securities and Exchange Commission; and we do hereby ratify and confirm that Marco Antônio Bologna and Libano Miranda Barroso, or any of them, shall do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on October 30, 2007 in the capacities indicated.

Name	Title

/s/ Marco Antônio Bologna	Director and Chief Executive Officer
Marco Antônio Bologna

/s/ Libano Miranda Barroso	Director and Chief Financial Officer
Libano Miranda Barroso

/s/ Cristina Anne Betts	Director and Chief Accounting Officer
Cristina Anne Betts

/s/ Egberto Vieira Lima	Director
Egberto Vieira Lima

/s/ Marcos da Rocha Ferreira Mendes	Director
Marcos da Rocha Ferreira Mendes

/s/ Donald J. Puglisi	Authorized Representative in the United States
Donald J. Puglisi

SIGNATURE PAGE OF TAM LINHAS AÉREAS S.A.
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant, TAM Linhas Aéreas S.A., duly certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of São Paulo, State of São Paulo, Brazil, on October 30, 2007.

TAM LINHAS AÉREAS S.A.
By:	/s/ Marco Antônio Bologna
	Name:	Marco Antônio Bologna
	Title:	Chief Executive Officer

By:	/s/ Libano Miranda Barroso
	Name:	Libano Miranda Barroso
	Title:	Chief Financial Officer

By:	/s/ Cristina Anne Betts
	Name:	Cristina Anne Betts
	Title:	Chief Accounting Officer

POWER OF ATTORNEY FOR TAM LINHAS AÉREAS S.A.
     We, the undersigned directors and officers of TAM Linhas Aéreas S.A., do hereby constitute Marco Antônio Bologna and Libano Miranda Barroso, and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them, to do any and all acts and things in our respective names and on our respective behalves in the capacities indicated below that Marco Antônio Bologna and Libano Miranda Barroso, or any one of them, may deem necessary or advisable to enable TAM Linhas Aéreas S.A. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, including specifically, but not limited to, power and authority to sign for us in our respective names in the capacities indicated below any and all amendments (including post-effective amendments) hereto and to file the same, with all exhibits thereto and other documents therewith, with the Securities and Exchange Commission; and we do hereby ratify and confirm that Marco Antônio Bologna and Libano Miranda Barroso, or any of them, shall do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on October 30, 2007 in the capacities indicated.

Name	Title

/s/ Marco Antônio Bologna	Chief Executive Officer
Marco Antônio Bologna

/s/ Libano Miranda Barroso	Chief Financial Officer
Libano Miranda Barroso

/s/ Cristina Anne Betts	Chief Accounting Officer
Cristina Anne Betts

/s/ José Wagner Ferreira	Vice-President
José Wagner Ferreira

/s/ Ruy Antonio Mendes Amparo	Vice-President
Ruy Antonio Mendes Amparo

/s/ Paulo Cezar Bastos Castello Branco	Vice-President
Paulo Cezar Bastos Castello Branco

/s/ David Baroni Neto	Vice-President
David Baroni Neto

/s/ Egberto Vieira Lima	Director
Egberto Vieira Lima Director

Name	Title

/s/ Armando Lucente Filho	Director
Armando Lucente Filho

/s/ José Zaidan Maluf	Director
José Zaidan Maluf

/s/ Donald J. Puglisi	Authorized Representative in the United States
Donald J. Puglisi

EXHIBIT INDEX

Exhibit
Number	Item
1.1	Form of underwriting agreement for the equity securities.*

1.2	Form of underwriting agreement for the debt securities.*

3.1	Estatuto Social (bylaws) of TAM S.A. (incorporated by reference to exhibit 3.1 to our fourth pre-effective amendment to our registration statement on Form F-1, filed February 17, 2006).

3.2	Estatuto Social (bylaws) of TAM Linhas Aéreas S.A. (incorporated by reference to exhibit 3.3 to our registration statement on Form F-4, filed August 31, 2007).

3.3	Memorandum and articles of TAM Capital Inc. (incorporated by reference to exhibit 3.2 to our registration statement on Form F-4, filed August 31, 2007 ).

4.1	Form of Deposit Agreement among TAM S.A., JPMorgan Chase Bank N.A. and holders of American Depositary Receipts (incorporated by reference to exhibit 4.1 to our sixth pre-effective amendment to our registration statement on Form F-1, filed March 2, 2006).

4.2	Form of Indenture relating to debt securities.

4.3	Indenture dated as of April 25, 2007 among TAM Capital Inc., TAM S.A., TAM Linhas Aéreas S.A., The Bank of New York and The Bank of New York (Luxembourg) S.A. relating to the 2017 notes (incorporated by reference to exhibit 4.2 to our registration statement on Form F-4, filed August 31, 2007).

5.1	Opinion of Clifford Chance US LLP.

5.2	Opinion of Ogier.

5.3	Opinion of Machado Meyer Sendacz e Opice Advogados.

5.4	Opinion of Clifford Chance US LLP with respect to the 2017 notes (incorporated by reference to exhibit 5.1 to our registration statement on Form F-4, filed August 31, 2007).

5.5	Opinion of Ogier with respect to the 2017 notes (incorporated by reference to exhibit 5.2 to our registration statement on Form F-4, filed August 31, 2007).

5.6	Opinion of Machado Meyer Sendacz e Opice Advogados with respect to the 2017 notes (incorporated by reference to exhibit 5.3 to our registration statement on Form F-4, filed August 31, 2007).

12	Computation of Ratio of Earnings to Fixed Charges (incorporated by reference to exhibit 12 to our registration statement on Form F-4, filed August 31, 2007).

21.1	List of Subsidiaries of TAM S.A. (incorporated by reference from our annual report on Form 20-F, filed June 1, 2007).

23.1	Consent of PricewaterhouseCoopers Auditores Independentes.

23.2	Consent of Clifford Chance US LLP (contained in Exhibit 5.1).

23.3	Consent of Ogier (contained in Exhibit 5.2).

23.4	Consents of Machado Meyer Sendacz e Opice Advogados (contained in Exhibit 5.3).

24.1	Powers of Attorney of TAM S.A. (included on signature page to this registration statement).

24.2	Powers of Attorney of TAM Capital Inc. (included on signature page to this registration statement).

24.3	Powers of Attorney of TAM Linhas Aéreas S.A. (included on signature page to this registration statement).

25.1	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of a trustee to be identified on Form T-1, relating to debt securities to be issued.

Exhibit
Number	Item
25.2	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of The Bank of New York, as Trustee, on Form T-1, relating to the 2017 notes (incorporated by reference to exhibit 25.1 our registration statement on Form F-4, filed August 31, 2007).*

*	To be filed, if necessary, as an exhibit to a post-effective amendment to this registration statement or as an exhibit to a report filed under the Securities Exchange Act of 1934, as amended, and incorporated herein by reference.